UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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Everi Holdings Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EVERI

Everi Holdings Inc.

2016 PROXY STATEMENT

The Annual Meeting of Stockholders
of Everi Holdings Inc. will be held:
Monday, May 23, 2016

Everi Holdings Inc.
7250 S. Tenaya Way, Ste. 100
Las Vegas, NV 89113

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

To the holders of Common Stock of Everi Holdings Inc.:

The 2016 Annual Meeting of Stockholders of Everi Holdings Inc., formerly known as Global Cash Access Holdings, Inc. (the “Company”), will be held as follows:

When:9:00 a.m., local time, Monday, May 23, 2016

Where:Everi Corporate Headquarters

7250 S. Tenaya Way, Suite 100

Las Vegas, Nevada 89113

The purpose of the Annual Meeting is to consider and take action on the following proposals:

1.The election of three Class II directors;

2.The approval, on an advisory basis, of the compensation of our named executive officers as shown in this proxy statement;

3.The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm;

4.A non-binding stockholder proposal as described in this proxy statement, if properly presented at the Annual Meeting; and

5.To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

Holders of record of Everi Holdings Inc. common stock at the close of business on April 8, 2016 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

YOUR PROXY IS IMPORTANT TO ASSURE A QUORUM AT THE ANNUAL MEETING. You are urgently requested to submit the enclosed proxy by telephone or through the Internet in accordance with the instructions provided to you. You may also date, sign and mail the Proxy Card in the postage‑paid envelope that is provided. Your proxy is revocable in accordance with the procedures set forth in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 23, 2016.  Our Proxy Statement is attached. Financial and other information concerning Everi Holdings Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2015. A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and Annual Report to Stockholders are available and may be viewed at www.proxyvote.com.

By Order of the Board of Directors,

/s/ Michael D. Rumbolz

Michael D. Rumbolz Interim President and Chief Executive Officer
April 22, 2016

2016 PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT SUMMARY

This proxy statement is being issued in connection with the solicitation of proxies by the Board of Directors of Everi Holdings Inc. for use at the 2016 Annual Meeting of Stockholders and at any adjournment or postponement thereof. On, or about, April 25, 2016, we will begin distributing to each stockholder entitled to vote at the meeting this proxy statement, a proxy card or voting instruction form and our 2015 annual report. Shares represented by a properly executed proxy will be voted in accordance with instructions provided by the stockholder. This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information you should consider. You should read the entire proxy statement before casting your vote.

General Information

Date and Time:	Monday, May 23, 2016
9:00 a.m. Pacific Time

Record Date:	April 8, 2016

Place:	Everi Corporate Headquarters, 7250 S. Tenaya Way, Suite 100, Las Vegas, Nevada 89113

Voting:

Stockholders of record as of April 8, 2016 may cast their votes in any of the following ways:

Internet	Phone	Mail	In Person
Visit www.proxyvote.com. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	If you plan to attend the meeting in person, you will need to bring a picture ID and proof of ownership of Everi Holdings Inc. common stock as of the record date.

Voting Matters and Board Recommendations

		Board
Item	Description	Recommendation	Page (for more detail)
1	Election of directors	FOR	9
2	Approval, on an advisory basis, of named executive officer compensation	FOR	23
3	Ratification of independent auditor	FOR	48
4	Stockholder proposal regarding simple majority voting	AGAINST	51

Director Nominees

•	Two of our three nominees are independent
•	Two of our three nominees have served on our Board of Directors for less than seven years
•	All of our director nominees are highly-qualified individuals with diverse skills, backgrounds and experiences

		Director
Name	Age	Since	Principal (or Most Recent) Occupation	Current Committees
Geoff Judge	62	2006	Partner at iNova Capital, a manager of early stage venture capital funds	Audit; Compensation; Nominating and Corporate Governance
Michael D. Rumbolz	62	2010	Interim President and Chief Executive Officer of the Company; Former Chairman and Chief Executive Officer of Cash Systems, Inc.; Former Chairman of the Nevada Gaming Control Board	None
Ronald Congemi	69	2013

Former Chief Executive Officer of First Data’s Debit Services Group; member of the Philadelphia Federal Reserve’s Payments Advisor Council; founder of Star Systems, Inc., an Automated Teller Machine (“ATM”) network

				Audit; Compensation; Nominating and Corporate Governance

Governance and Compensation Highlights

•	All of our directors are independent (other than our Interim President and Chief Executive Officer)
•

We have adopted “plurality-plus” voting for directors(i.e., a plurality vote standard coupled with a mandatory resignation policy for nominees who fail to achieve an affirmative majority of votes cast)

•	Each of our Board committees is entirely independent
•	We separate the roles of Chairman and Chief Executive Officer
•	Our independent directors meet regularly in executive sessions without our Chief Executive Officer or other management present
•	Our directors may not serve on a total of more than three public company boards without the approval of the Nominating and Corporate Governance Committee
•	Our directors and officers are subject to stock ownership guidelines
•	We have adopted an incentive compensation clawback policy
•	We have adopted anti-hedging and anti-pledging policies
•	We seek to pay our executives based on performance
•	We have a Code of Business Conduct, Standards and Ethics and provide training to our employees on compliance
•	We do not have a stockholder rights (poison pill) plan
•	Our Board has established a formal process for executive succession planning

Stockholder Engagement

At the 2015 annual meeting of stockholders, our say-on-pay proposal received the support of approximately 51% of the shares voted. Our Board was concerned and disappointed in this outcome, and as a result, we undertook a broad-based stockholder outreach and engagement program to solicit feedback, understand investor concerns and consider any necessary and appropriate actions.

Over several months, our Compensation Committee and management reached out to the majority of top 20 shareholders, representing approximately 68.5% of our shareholders at the time, and had extensive, meaningful dialogue with stockholders representing approximately 42.5% of our outstanding Common Stock, as well as with two leading proxy advisory firms, Institutional Shareholder Services, Inc. and Glass Lewis & Co. Our stockholders were pleased with the proposed changes we were implementing, and asked questions and raised concerns about certain other practices. As a result of these conversations, we made additional changes that will strengthen our compensation program and further align management and stockholder interests. Our stockholders universally expressed a desire for ongoing communication, which we believe is prudent and valuable for all parties.

Although our stockholder base is diverse in type and size, and certainly in processes for compensation program evaluation, several topics were commonly raised, which included:

What We Heard	What We Did

Questions regarding Ram Chary’s 2014 pay Issues included: —Perceived weak link between pay and performance —Single trigger provision —Pure quantum concerns

•Discussed challenging nature of disclosed vs. realized values for the options grants

•Discussed the switch in mid-year 2015 from single to double trigger equity acceleration provisions

•Introduced incentive clawbacks and stock ownership guidelines

•Conducted a competitive benchmarking study using industry best practice against which to make future pay decisions

Disclosure needs to improve	•Worked diligently with our compensation consultant to make our Compensation Discussion and Analysis more transparent and meet investor expectations
Concerns regarding retention	•We redesigned the long-term incentive plan for 2016 to incorporate a different mix of performance metrics to better encourage retention while still motivating our executives

2016 ANNUAL MEETING PROXY STATEMENT

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

The Board of Directors (the “Board”) of Everi Holdings Inc., a Delaware corporation, formerly known as Global Cash Access Holdings, Inc. (the “Company”), is furnishing these proxy materials to you in connection with the Company’s 2016 annual meeting of stockholders (the “Annual Meeting”). The Annual Meeting will be held on Monday, May 23, 2016, at the Company’s corporate offices located at 7250 S. Tenaya Way, Suite 100, Las Vegas, Nevada 89113 beginning at 9:00 a.m., local time. You are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals outlined in this proxy statement (this “Proxy Statement”).

This Proxy Statement is dated April 22, 2016 and is first being mailed to stockholders on or about April 25, 2016.

What proposals will be voted on at the Annual Meeting and what are the recommendations of the Board?

There are four proposals scheduled to be voted on at the Annual Meeting. Those proposals, and the Board’s voting recommendations with respect to such proposals, are as follows:

Proposal		Board’s Voting Recommendations
1

The election of three Class II directors to serve until the 2019 annual meeting of stockholders and until such director’s respective successor has been duly elected and qualified or until his earlier resignation or removal.

For the Board’s nominees
2	The approval, on an advisory-non-binding basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.	For
3

The ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm -hereinafter referred to as “independent auditors” for the fiscal year ending December 31, 2016.

For
4	A non-binding stockholder proposal regarding simple majority voting	Against

Management does not know of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement and in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. Without limiting our ability to apply the advance notice provisions in our Second Amended and Restated Bylaws with respect to the procedures that must be followed for a matter to be properly presented at an annual meeting, if other matters should properly come before the Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment. Our stockholders have no dissenter’s or appraisal rights in connection with any of the proposals to be presented at the Annual Meeting.

What is the record date and what does it mean?

The record date for the Annual Meeting is April 8, 2016. The record date was established by the Board as required by Delaware law. Only holders of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on April 8, 2016, we had approximately 66,183,745 shares of Common Stock outstanding and entitled to vote.

Shares held in treasury by the Company are not treated as being issued or outstanding for purposes of determining the number of shares of Common Stock entitled to vote.

How many votes do I have?

Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock owned as of the record date.

Who is a “stockholder of record” and who is a “beneficial holder”?

You are a stockholder of record if your shares of our Common Stock are registered directly in your own name with our transfer agent as of the record date. You are a beneficial owner if a bank, brokerage firm, trustee or other agent (called a “nominee”) holds your stock. This is often called ownership in “street name” because your name does not appear in the records of the transfer agent. If your shares are held in street name, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Who votes shares held in “street name”?

If you are a beneficial owner of shares held in “street name” by a bank, brokerage firm, trustee or other holder of record, and you do not give that record holder specific instructions as to how to vote those shares, then under the rules of the New York Stock Exchange (the “NYSE”), your record holder may exercise discretionary authority to vote your shares on routine proposals, including Proposal 3 (the ratification of the Company’s independent auditors). Without your specific instructions, however, your record holder cannot vote your shares on non‑routine proposals, including the election of directors, the advisory vote on the compensation of our named executive officers and the non-binding stockholder proposal. Accordingly, if you do not instruct your record holder how to vote with respect to Proposal 1 (election of directors), Proposal 2 (advisory vote on executive compensation), and Proposal 4 (stockholder proposal regarding simple majority voting), no votes will be cast on your behalf with respect to such proposals (this is referred to as a “broker non‑vote”). Your record holder, however, will continue to have discretion to vote any uninstructed shares on Proposal 3 (the ratification of the Company’s independent auditors). If you hold your shares in street name, please refer to the information forwarded by your bank, broker or other holder of record for procedures on voting your shares or revoking or changing your proxy. We encourage you to provide instructions to your broker regarding the voting of your shares.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding and entitled to vote on the record date will constitute a quorum permitting the proposals described herein to be acted upon at the Annual Meeting. Abstentions and broker non‑votes are counted as present and are, therefore, included for purposes of determining whether a quorum of shares of Common Stock is present at the Annual Meeting.

What is the voting requirement to approve each of the proposals?

•

Election of directors (Proposal 1). The affirmative vote of a plurality of the outstanding shares of Common Stock present in person, or by proxy, at the Annual Meeting and entitled to vote is required for the election to the Board of the nominees for a Class II director (meaning that the three director nominees who receive the highest number of shares voted “for” their election are elected). Stockholders do not have the right to cumulate their votes in the election of directors. Votes that are withheld and broker non-votes will have no effect on the outcome of the election; however, a director nominee receiving a specified amount of “withhold votes” will trigger the Company’s guideline regarding majority voting for directors.

The Company amended its Corporate Governance Guidelines effective July 1, 2015 to include a guideline regarding majority voting for directors. Under the majority voting guideline, if a nominee for director in an uncontested election of directors (i.e., an election other than one in which the number of director nominees exceeds the number of directorships subject to election), does not receive the vote of at least “the majority of the votes cast” at any meeting for the election of directors at which a quorum is present and no successor has been elected at such meeting, the director will promptly tender his or her resignation to the Board. For purposes of this corporate governance guideline, “the majority of votes cast” means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election, and “votes cast with respect to that director’s election” includes votes to withhold authority, but excludes abstentions and broker non-votes (i.e., failures to vote with respect to that director’s election). If a nominee for director does not receive the majority of the votes cast in an uncontested election, then that director must promptly tender his or her resignation following certification of the stockholder vote. Thereafter, the Nominating and Corporate Governance Committee is required to make a recommendation to the Board on whether to accept or reject such resignation and whether any other actions should be taken. The Board is required to take action with respect to this recommendation within 90 days following certification of the stockholder vote and to promptly disclose its decision and decision-making process. Full details of the policy are set out in our Corporate Governance Guidelines, which are publicly available at the Corporate Governance section of the Investors page on our website at ir.everi.com/investor-relations/everi-overview.

•

Advisory vote on the compensation of our named executive officers (Proposal 2). The proposal to approve, on an advisory (non‑binding) basis, the compensation of our named executive officers requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non‑votes will have no effect on the outcome of this proposal, while abstentions will have the effect of a vote against this proposal. Although this vote is advisory and non-binding on our Board, the Board and the Compensation Committee will consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of our compensation program.

•

Ratification of the appointment of our independent auditors (Proposal 3). The proposal to ratify the Audit Committee’s appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the effect of a vote against this proposal.

•

Stockholder proposal regarding simple majority voting (Proposal 4). The stockholder proposal regarding simple majority voting requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal, while abstentions will have the effect of a vote against this proposal. Although this vote is advisory and is non-binding on our Board of Directors, the Board will consider the voting results, along with other relevant factors, in connection with its review of the outcome of the vote on this proposal.

All valid proxies received prior to the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If you are a stockholder of record and sign and return your proxy card or vote electronically without making any specific selections, then your shares will be voted in accordance with the recommendations of the proxy holders on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting.

How do I vote my shares?

You can either attend the Annual Meeting and vote in person or give a proxy to be voted at the Annual Meeting. A proxy may be given in one of the following three ways:

•	electronically by using the Internet;
•	over the telephone by calling a toll‑free number; or
•	by mailing the enclosed proxy card.

The Internet and telephone voting procedures have been set up for your convenience and are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. The Company believes the procedures that have been put in place are consistent with the requirements of applicable law.

Specific instructions for stockholders who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. If your shares are held in street name by a bank, brokerage firm, trustee or other holder of record, you will receive instructions from the record holder that you must follow in order to have your shares voted.

Who will tabulate the votes?

An automated system administered by Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate votes cast by proxy at the Annual Meeting and a representative of Broadridge will tabulate votes cast in person at the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements or to allow for the tabulation and/or certification of the vote.

Can I change my vote after submitting my proxy?

You can change your vote at any time before your proxy is exercised at the Annual Meeting. You may do so in one of the following four ways:

•	submitting another proxy card bearing a later date;
•	sending a written notice revoking your proxy to the Corporate Secretary of the Company at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113;
•	submitting new voting instructions via telephone or the Internet (if initially able to vote in that manner); or
•	attending the Annual Meeting and voting in person.

If you hold your shares in “street name” through a bank, broker, trustee or other holder of record and you have instructed the bank, brokerage firm, trustee or other holder of record to vote your shares, you must follow the directions received from the holder of record to change those instructions. Please refer to the information forwarded by your bank, brokerage firm, trustee or other holder of record for procedures on revoking or changing your proxy.

Who is paying for this proxy solicitation?

This proxy solicitation is being made by the Company. The Company will bear the cost of soliciting proxies, including the cost of preparing, assembling, printing and mailing this Proxy Statement. The Company also will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. In addition, proxies may be solicited by certain of the Company’s directors, officers and regular employees, either personally, by telephone, facsimile or e‑mail. None of such persons will receive any additional compensation for their services.

How can I find out the voting results?

The Company will report the voting results in a Current Report on Form 8‑K to be filed within four business days after the end of the Annual Meeting.

How do I receive electronic access to proxy materials for future annual meetings?

Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies, which results in cost savings for the Company. If you are a stockholder of record and would like to receive future proxy materials electronically, you can elect this option by following the instructions provided when you vote your proxy over the Internet at www.proxyvote.com. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e‑mail notification next year with instructions containing the Internet address of those materials. Your choice to view future proxy statements and annual reports over the Internet will remain in effect until you contact either your broker or the Company to rescind your instructions. You do not have to elect Internet access each year.

If your shares of Common Stock are registered in the name of a brokerage firm, you still may be eligible to vote your shares of Common Stock electronically over the Internet. A large number of brokerage firms are participating in the Broadridge online program, which provides eligible stockholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet. If your brokerage firm is participating in Broadridge’s program, your proxy card will provide instructions for voting online. If your proxy card does not reference Internet information, please complete and return your proxy card.

How can I avoid having duplicate copies of the proxy statements sent to my household?

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or notify the Company by sending a written request to the Company’s Investor Relations department at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, telephone number (702) 855‑3000.

When are stockholder proposals due for next year’s annual meeting?

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a‑8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be timely, a proposal to be included in our proxy statement must be received at our principal executive offices, addressed to our Secretary of the Company, not less than 120 calendar days before the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting. Accordingly, for a stockholder proposal to be included in our proxy materials for our 2017 annual meeting of stockholders, the proposal must be received at our principal executive offices, addressed to our Secretary of the Company, not later than the close of business on December 26, 2016.

Subject to certain exceptions, stockholder business that is not intended for inclusion in our proxy materials may be brought before an annual meeting so long as notice of the proposal as specified by, and subject to the conditions set forth in, our Second Amended and Restated Bylaws, is received at our principal executive officers, addressed to our Secretary of the Company, not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting. For our 2017 annual meeting of stockholders, proper notice of business that is not intended for inclusion in our proxy statement must be received no earlier than the close of business on January 23, 2017, nor later than the close of business on February 22, 2017.

A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a‑4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (b) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, and (c) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

Our Amended and Restated Certificate of Incorporation, as amended, provides that the number of directors that shall constitute the Board shall be exclusively fixed by resolutions adopted by a majority of the authorized directors constituting the Board. The Company’s Second Amended and Restated Bylaws state that the number of directors of the Company shall be fixed in accordance with the Company’s certificate of incorporation as then in effect. The authorized number of directors of the Company is currently set at seven, and there is one position on the Board that is currently vacant. The Company’s Amended and Restated Certificate of Incorporation, as amended, and Second Amended and Restated Bylaws provide that the Board shall be divided into three classes constituting the entire Board. The members of each class of directors serve staggered three‑year terms. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Currently, the Board is composed of the following six members:

Class	Directors	Term Expiration
I	E. Miles Kilburn and Eileen F. Raney	2018 Annual Meeting of Stockholders
II	Geoff Judge, Michael D. Rumbolz and Ronald Congemi	2016 Annual Meeting of Stockholders
III	Fred C. Enlow	2017 Annual Meeting of Stockholders

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board has nominated Messrs. Judge, Rumbolz and Congemi, who are each currently a Class II Director of the Company, for reelection as a Class II Director of the Company, to serve a three‑year term until the 2019 annual meeting of stockholders and until a respective successor is duly elected and qualified or until his earlier resignation or removal. Each of Messrs. Judge, Rumbolz and Congemi have consented, if reelected as a Class II Director of the Company, to serve until his term expires. The Board believes that each of Messrs. Judge, Rumbolz and Congemi will serve if elected, but if one of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the person or persons named as proxy in the enclosed form of proxy may vote for a substitute nominee recommended by the Nominating and Corporate Governance Committee and approved by the Board.

Information Concerning the Director Nominees

Information regarding the business experience of our nominees for election as a Class II Director is provided below.

62

   The Board believes Mr. Judge is qualified to serve as a member of our Board due to his knowledge of the Company’s business and his experience in the financial services and payments industries.

Mr. Judge serves as a director of numerous privately held companies.

Geoff Judge Age 62

Geoff Judge has served as a member of the Board since September 2006. Since 2010, Mr. Judge has been a Partner at iNovia Capital, a manager of early stage venture capital funds. Prior to joining iNovia, he was an early stage private investor. From 2003 to 2005, he was an investor in and the Chief Operating Officer of Preclick, a digital photography software firm. In 2002, he was the Chief Operating Officer of Media Solution Services, Inc., a provider of credit card billing insert media. From 1997 to 2002, Mr. Judge was a co‑founder and Senior Vice President and General Manager of the media division of 24/7 Real Media. From 1995 to 1997, he was a Vice President of Marketing for iMarket, Inc., a software company. From 1985 to 1994, Mr. Judge was a Vice President and General Manager in the credit card division of American Express.

Skills and Qualifications:    The Board believes Mr. Judge is qualified to serve as a member of our Board due to his knowledge of the Company’s business and his experience in the financial services and payments industries.

Other Directorships:  Mr. Judge serves as a director of numerous privately held companies.

Michael D. Rumbolz Age 62

Michael D. Rumbolz has served as our Interim President and Chief Executive Officer since February 13, 2016 and as a member of the Board since August 2010. From August 2008 to August 2010, Mr. Rumbolz served as a consultant to the Company advising the Company upon various strategic, product development and customer relations matters. Mr. Rumbolz served as the Chairman and Chief Executive Officer of Cash Systems, Inc., a provider of cash access services to the gaming industry, from January 2005 until August 2008 when the Company acquired Cash Systems, Inc. Mr. Rumbolz also has provided various consulting services and held various public and private sector employment positions in the gaming industry, including serving as Member and Chairman of the Nevada Gaming Control Board from January 1985 to December 1988. Mr. Rumbolz is a Director of Seminole Hard Rock Entertainment, LLC. Mr. Rumbolz is also the former Vice Chairman of the Board of Casino Data Systems, was the President and Chief Executive Officer of Anchor Gaming, was the Director of Development for Circus Circus Enterprises (later Mandalay Bay Group) and was the President of Casino Windsor at the time of its opening in Windsor, Ontario. In addition, Mr. Rumbolz is the former Chief Deputy Attorney General of the State of Nevada.

Skills and Qualifications:    The Board believes Mr. Rumbolz is qualified to serve as a member of our Board due to his experience in the cash access and gaming industries.

Other Directorships:  Mr. Rumbolz currently serves as a member of the Board of Directors of Employers Holdings, Inc. (NYSE: EIG).

Ronald Congemi Age 69

Ronald Congemi has served as a member of the Board since February 2013. Mr. Congemi currently serves as a member of the Philadelphia Federal Reserve’s Payments Advisor Council. Mr. Congemi previously served as the Chief Executive Officer of First Data’s Debit Services Group from 2004 until his retirement at the end of 2008. Mr. Congemi also served as Senior Vice President of Concord EFS, Inc., a payment and network services company (which was acquired by First Data Corporation in February 2004), and Concord’s Network Services Group. Mr. Congemi founded Star Systems, Inc., an ATM and Personal Identification Number, or PIN, debit network in the United States, and served as its President and Chief Executive Officer from 1984 to 2008.

Skills and Qualifications:  The Board believes Mr. Congemi is qualified to serve as a member of our Board due to his management experience in the payments industry.

Other Directorships:  None.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD OF THE NOMINEES NAMED ABOVE.

Directors Not Up for Election

Each of the Company’s directors listed below will continue in office for the remainder of his or her term and until a successor is duly elected and qualified or until his or her earlier resignation or removal. Information regarding the business experience of each such director is provided below.

Class III Director Whose Term Will Expire in 2017

Fred C. Enlow Age 76

Fred C. Enlow has served as a member of the Board since October 2006. Since 2000, Mr. Enlow has been a consultant to various financial institutions, primarily involving international consumer financial business. Previously, he was a director, Chairman of the Board and Chairman of the Audit Committee of Prudential Vietnam Finance Company, a group executive director of Standard Chartered Bank PLC, a Vice Chairman and director of MBNA America Bank, Chairman of MasterCard International’s Asia Pacific region and member of the Board of Directors and Executive Committee of MasterCard International.

Skills and Qualifications:    The Board believes Mr. Enlow is qualified to serve as a member of our Board due to his experience in the financial services and payments industries.

Other Directorships:  None.

Class I Directors Whose Terms Will Expire in 2018

E. Miles Kilburn Age 53

E. Miles Kilburn has served as a member of the Board since March 2005 and currently serves as Chairman of the Board. Mr. Kilburn is the co‑founder and a partner of Mosaik Partners, LLC, a venture capital firm focused on commerce enabling technology. He has been a private investor focused on the electronic payments sector since June 2004. Prior to that, Mr. Kilburn was Executive Vice President and Chief Strategy Officer of Concord EFS, Inc., a payment and network services company (which was acquired by First Data Corporation in February 2004), from 2003 to 2004, and Senior Vice President of Business Strategy and Corporate Development from 2001 to 2003. He served as Chief Executive Officer of Primary Payment Systems, Inc. (now Early Warning), a subsidiary of Concord EFS, Inc., from 2002 to 2003, and Chief Financial Officer from 1997 to 1999. From 1995 to 2001, Mr. Kilburn served in various roles at Star Systems, Inc., ultimately as Group Executive Vice President and Chief Financial Officer.

Skills and Qualifications:  The Board believes Mr. Kilburn is qualified to serve as a member on our Board due to his management and investment experience in the financial technology and payments industry, as well as his status as an “audit committee financial expert.”

Other Directorships:  Mr. Kilburn serves as a director of numerous privately held companies.

Eileen F. Raney Age 53

Eileen F. Raney has served as a member of the Board since February 2016. Ms. Raney has also served as Vice Chair of the Board of Governors and Chair of the Audit and Finance Committee of the University Medical Center of Southern Nevada since 2014. She has been a member of the Advisory Board for the UNLV Libraries since 2010 and served as a member of the Board of Directors and the Board's Finance Committee at the Nevada Health Centers, a federally qualified health center in Nevada, from 2013 to 2015. From January 2011 to November 2013, Ms. Raney served as a member of the Board and a member of the Audit, Compensation and Governance Committees of the Board of SHFL entertainment, Inc., a global gaming supplier that was acquired by Bally Technologies, Inc. in November 2013. From 1988 to 2007, Ms. Raney held numerous positions with Deloitte & Touche USA, LLP, where she was hired as a Director in 1988 and made Principal in 1990. Her last position prior to retirement was National Managing Principal, Research & Development and Member, Deloitte & Touche USA Executive Committee from 2003 to 2007. She was a member of the Deloitte Board of Directors from 2000 to 2003 while serving as the Human Capital E-Business Leader. She also held the positions of Global Leader, Integrated Health Group from 1996 to 2000; and Western Regional Leader and National Co-Leader, Integrated Health Group from 1988 to 1996.

Skills and Qualifications:  The Board believes Ms. Raney is qualified to serve as a member on our Board due to her experience in the gaming industry, as well as her status as an “audit committee financial expert.”

Other Directorships:  Ms. Raney serves as a director of numerous privately held companies.

BOARD AND CORPORATE GOVERNANCE MATTERS

Corporate Governance Philosophy

The business affairs of the Company are managed under the direction of the Board in accordance with the Delaware General Corporation Law, as implemented by the Company’s Amended and Restated Certificate of Incorporation, as amended, and Second Amended and Restated Bylaws. The role of the Board is to effectively govern the affairs of the Company for the benefit of its stockholders and other constituencies. The Board strives to ensure the success and continuity of business through the selection of qualified management. It is also responsible for ensuring that the Company’s activities are conducted in a responsible and ethical manner. The Company is committed to having sound corporate governance principles. Highlights of our corporate governance structure and policies include:

•All of our directors are independent (other than our Interim President and Chief Executive Officer)	•Entirely independent Board committees
•Corporate governance guideline requires majority voting for directors	•Separate Chairman and Chief Executive Officer roles
•Regular executive sessions of independent directors	•Anti-hedging and anti-pledging policies
•Annual Board and committee self-evaluations	•Director and officer stock ownership guidelines
•Risk management oversight by the Board and committees	•Cash and equity compensation clawback policy
•Code of Business Conduct, Standards and Ethics (and related training)	•Executive compensation based on pay-for-performance philosophy
•Formal Board process for executive succession planning	•Absence of stockholder rights (poison pill) plan

Board Leadership Structure

We separate the roles and responsibilities of the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer formulates our strategic direction and oversees the day-to-day management and performance of the Company, while the Chairman of the Board provides general guidance to the Chief Executive Officer and sets the agenda for and presides over Board meetings. The Board believes that Mr. Kilburn’s role as Chairman ensures a greater role for the non‑management directors in the oversight of the Company and encourages greater participation of the non‑management directors in setting agendas and establishing priorities and procedures for the work of the Board. In addition, Mr. Kilburn has been selected as the Presiding Director over meetings of our non‑management directors that take place in executive session with no management directors or employees present. Our independent directors met in executive session with no management directors or employees present four times last year.

Board Role in Risk Oversight

Our Board is responsible for oversight of our risk assessment process. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of our management team with respect to material risks that the Company faces, including operational, financial, legal and regulatory (including cybersecurity), strategic and reputational risks. The Board, or the applicable committee of the Board, receives these reports from members of our management team to enable it to identify material risks and assess management’s risk management and mitigation strategies. As part of its charter, our Audit Committee assesses risks relating to the Company’s financial statements and cybersecurity matters, oversees both the Company’s external and internal audit functions and oversees the Company’s compliance with all applicable laws and regulations. Our Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks and mitigation strategies.

Board Meetings and Attendance

During fiscal 2015, the Board held four meetings and each director attended at least 75% of such meetings of the Board. The Company encourages, but does not require, its Board members to attend annual stockholders meetings. All of the Company’s Board members attended the Company’s 2015 annual meeting of stockholders, in person or via teleconference.

Director Independence

Under independence standards established by the Board in accordance with the rules and regulations of the SEC and the NYSE, a director does not qualify as independent unless the Board affirmatively determines that the director does not have any material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, which, in the opinion of our Board, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director. The Board considers such facts and circumstances as it deems relevant to the determination of director independence. To assist in making its determination regarding independence, the Board considers, at a minimum, the following categorical standards:

•

a director who is an employee, or whose immediate family member is an executive officer, of the Company or any of its subsidiaries is not independent until three years after the end of such employment relationship;

•

a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation;

•

a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company or any of its subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

•

a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s or any of its subsidiaries present executives serve on that company’s Compensation Committee is not “independent” until three years after the end of such service or the employment relationship;

•

a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (which does not include chartable entities) that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and

•

any director that has a material relationship with the Company shall not be independent. Any relationship not required to be disclosed pursuant to Item 404 of Regulation S‑K of the Exchange Act shall be presumptively not material. For relationships not covered by the preceding sentence, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the Board.

The Board has determined that none of our current directors, other than Mr. Rumbolz, our Interim President and Chief Executive Officer, has a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), which, in the opinion of our Board, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director, and that each of the following current non‑employee directors is independent within the meaning of independence as set forth in the rules and regulations of the SEC and the NYSE: Messrs. Kilburn, Judge, Enlow and Congemi and Ms. Raney.

Committees of the Board

The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each director attended at least 75% of the meetings of every committee on which each served. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The composition of the Board committees complies with the applicable rules of the SEC, the NYSE and applicable law. Our Board has adopted written charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

The members of our standing committees during fiscal 2015, each of whom our Board has determined was “independent,” as defined under and required by the rules of the SEC and the NYSE, are identified in the following table. During fiscal 2015, Mr. Chary, our former President and Chief Executive Officer and former director, did not serve on any committees of the Board.

Nominating and
Name	Audit	Compensation	Corporate Governance
E. Miles Kilburn	Chair	Chair	X
Geoff Judge	X		Chair
Fred C. Enlow	X	X
Michael D. Rumbolz	X	X
Ronald Congemi	X		X

In February 2016, the composition of each committee’s membership was reconstituted such that each of the independent members of the Board were appointed to serve on each of the standing committees. The current members of our standing committees, each of whom our Board has determined is “independent,” as defined under and required by the rules of the SEC and the NYSE, are identified in the following table. Effective February 13, 2016, Mr. Rumbolz, our Interim President and Chief Executive Officer and director, does not serve on any committees of the Board.

Nominating and
Name	Audit	Compensation	Corporate Governance
E. Miles Kilburn	Chair	Chair	X
Geoff Judge (1)	X	X	Chair
Fred C. Enlow (2)	X	X	X
Ronald Congemi (3)	X	X	X
Eileen F. Raney (4)	X	X	X

(1)	Mr. Judge was appointed to serve as a member of the Compensation Committee of the Board effective February 13, 2016.
(2)	Mr. Enlow was appointed to serve as a member of the Nominating and Corporate Governance Committee of the Board effective February 25, 2016.
(3)	Mr. Congemi was appointed to serve as a member of the Compensation Committee of the Board effective February 25, 2016.
(4)	Ms. Raney was appointed to serve as a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board effective February 25, 2016.

Audit Committee. All of the members of the Audit Committee are independent for purposes of the listing standards of the NYSE as they apply to audit committee members. The Audit Committee met four times in fiscal 2015. The Audit Committee has delegated responsibility to, among other things:

•

review the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the SEC and the NYSE;

•

review any analyses prepared by management and/or the Company’s independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•

review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of any material control deficiencies;

•

discuss with management policies with respect to risk assessment and risk management, including information technology risks (inclusive of but not limited to data privacy and security issues) and discuss the Company’s material financial risk exposures and the steps management has taken to monitor and control such exposures;

•

review with the Company’s independent auditor, management and internal auditors any information regarding any second opinions sought by management from an independent auditor with respect to the accounting treatment of a particular event or transaction;

•

review and discuss with management and the Company’s independent auditor the effect of regulatory and accounting initiatives, as well as off‑balance sheet arrangements and aggregate contractual obligations, on the Company’s financial statements;

•

review and discuss reports from the Company’s independent auditor regarding: (a) critical accounting policies and practices to be used by the Company; (b) alternative treatments of financial information within GAAP that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

•	review certifications provided by the Company’s principal executive officer and principal financial officer pursuant to Sections 302 and 906 the Sarbanes‑Oxley Act of 2002;
•

review and discuss with management press releases regarding the Company’s financial results and any other information provided to securities analysts and rating agencies, including any “pro-forma” information, “non-GAAP” measures or adjusted financial information; and

•

review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the Company’s independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Additionally, the Audit Committee is responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management. Further detail about the role of the Audit Committee in risk assessment and risk management is included in the section entitled “Board and Corporate Governance Matters — Board Role in Risk Oversight” above.

The Audit Committee has established policies and procedures for the pre-approval of services provided by the independent auditors. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company.

The Audit Committee is required by rules of the SEC to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report for 2015 and further detail about the role of the Audit Committee may be found in the  Report of the Audit Committee later in this Proxy Statement immediately following “Proposal 3 — Ratification of Independent Registered Public Accounting Firm.“

The Board has determined that each of Mr. Kilburn, the Chair of the Audit Committee, and Ms. Raney, a member of the Audit Committee, is an “audit committee financial expert” as defined under applicable federal securities laws.

Compensation Committee. All of the members of the Compensation Committee are independent for purposes of the listing standards of the NYSE.The Compensation Committee met six times during 2015, either separately or in conjunction with full Board meetings. The Compensation Committee has delegated responsibility to, among other things:

•

annually review and approve the Company’s corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of such goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation level based on this evaluation;
•

annually review and make recommendations to the Board with respect to non‑Chief Executive Officer compensation and incentive compensation plans and equity based plans that are subject to Board approval;

•

administer the Company’s incentive compensation plans and equity based plans as in effect and as adopted from time to time by the Board; provided that the Board shall retain the authority to interpret such plans;

•	approve any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained; and
•	ensure appropriate overall corporate performance measures and goals are set and determine the extent that established goals have been achieved and any related compensation earned.

Pursuant to the authority granted to it in its charter, during 2015 the Compensation Committee engaged Aon Hewitt (“Aon”) as its independent executive compensation consultant. Please refer to the discussion of the “Compensation Decision Making Process — Role of Compensation Consultants” in the “Compensation Discussion and Analysis” section of this Proxy Statement for further details.

None of the Company’s management participated in the Compensation Committee’s decision to retain Aon, however, the Company’s management regularly interacted with Aon and provided information upon Aon’s request. Aon reported directly to the Compensation Committee, and the Compensation Committee may replace Aon or hire additional consultants at any time. Aon attended meetings of the Compensation Committee, as requested, and communicated with the Chair of the Compensation Committee between meetings; however, the Compensation Committee made all decisions regarding the compensation of the Company’s executive officers.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Aon is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Aon in 2015, and determined that Aon’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC and the NYSE. In making this determination, the Compensation Committee noted that during 2015:

•

Aon did not provide any services to the Company, or its management, other than service to the Compensation Committee, and its services were limited to executive and Board compensation consulting. Specifically, it did not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•	Fees from the Company were less than 1% of Aon’s total revenue;
•	Aon maintains a Conflicts Policy with specific policies and procedures designed to ensure independence;
•	None of the Aon consultants who worked on Company matters had any business or personal relationship with the Compensation Committee members;
•	None of the Aon consultants who worked on Company matters, or Aon, as a whole, had any business or personal relationship with executive officers of the Company; and
•	None of the Aon consultants who worked on Company matters directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Nominating and Corporate Governance Committee. All of the members of the Nominating and Corporate Governance Committee are independent for purposes of the listing standards of the NYSE. The Nominating and Corporate Governance Committee met four times in fiscal 2015. The Nominating and Corporate Governance Committee has delegated responsibility to, among other things:

•

develop and recommend to the Board, and implement, a set of corporate governance principles and procedures, which shall include, at a minimum, director qualifications and responsibilities, responsibilities of key Board committees, director compensation, director access to management and, as necessary and appropriate, independent advisors, annual Board performance evaluations, director orientation and continuing education and management selection and succession;

•

develop and recommend to the Board, and implement and monitor compliance with, a code of business conduct, standards and ethics for directors, officers and employees, and promptly disclose any waivers for directors or executive officers;

•	review and assess the adequacy of the corporate governance principals and code of business conduct, standards and ethics and recommend any changes;
•	oversee the evaluation of the Board and management on an annual basis;
•	conduct annual reviews of each director’s independence and make recommendations to the Board based on its findings;
•	assess the Board’s composition on an annual basis, including size of the Board, diversity, age, skills and experience in the context of the needs of the Board;
•

advise the Board on member qualifications for each Board committee, committee member appointments and removals, committee structure and operations (including authority to delegate to subcommittees) and committee reporting to the Board;

•

identify individuals qualified to become Board members or executive officers, consistent with criteria approved by the Board, and select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders or executive officer nominees; and

•	review on an annual basis director compensation and benefits.

Director Nomination Process

As provided in the charter of the Nominating and Corporate Governance Committee, nominations for director may be made by the Nominating and Corporate Governance Committee or by a stockholder of record entitled to vote. The Nominating and Corporate Governance Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. Stockholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Company’s Investor Relations Department, Attention Nominating and Corporate Governance Committee at 7250 South Tenaya Way, Suite 100, Las Vegas, NV 89113 and providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of Common Stock. Submissions must be received at our principal executive offices, addressed to our Secretary of the Company, not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting. For our 2017 annual meeting of stockholders, stockholder nominations must be received no earlier than the close of business on January 23, 2017 nor later than the close of business on February 22, 2017. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by the committee or a stockholder. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

In reviewing potential nominees for the Board, the Nominating and Corporate Governance Committee considers the individual’s experience in the Company’s industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, and the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to be involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria. A detailed description of the criteria used by the Nominating and Corporate Governance Committee in evaluating potential candidates may be found in the charter of the Nominating and Corporate Governance Committee which is posted on the Company’s website at ir.everi.com/investor-relations/everi-overview. In general, the Nominating and Corporate Governance Committee seeks prospective nominees with a broad diversity of experience, professions, skills and backgrounds but has no formal policies and procedures for assessing, and does not assign any specific weights to, any particular criteria. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis prohibited by law.

Communication between Interested Parties and Directors

Stockholders and other interested parties may communicate with individual directors (including the Presiding Director), the members of a committee of the Board, the independent directors as a group or the Board as a whole by addressing the communication to the named director, the committee, the independent directors as a group or the Board as a whole, c/o Secretary of the Company, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, NV 89113 or via electronic mail to secretary@everi.com. The Company’s Secretary will forward all correspondence to the named director, the committee, the independent directors as a group or the Board as a whole, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material. The Company’s Secretary may forward certain correspondence, such as product‑related inquiries, elsewhere within the Company for review and possible response.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the Company’s directors or executive officers.

Code of Business Conduct, Standards and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct, Standards and Ethics for our directors, officers and other employees that is designed to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes‑Oxley Act of 2002 and the rules promulgated thereunder. To the extent required by law, any amendments to, or waivers from, any provision of the Code of Business Conduct, Standards and Ethics will be promptly disclosed to the public. To the extent permitted by such legal requirements, we intend to make such public disclosure by posting the relevant material on our website in accordance with SEC rules. We have also adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities.

Access to Corporate Governance Policies

Stockholders may access the Company’s committee charters, the Code of Business Conduct, Standards, and Ethics and the Corporate Governance Guidelines at the Corporate Governance section of the Investors page on our website at ir.everi.com/investor-relations/everi-overview. Copies of the Company’s committee charters, the Code of Business Conduct, Standards and Ethics and Corporate Governance Guidelines will be provided to any stockholder upon written request to the Secretary of the Company, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113 or via electronic mail to secretary@everi.com.

Director Compensation

We have a compensation program in place for our independent members of the Board for their service to the Company. Upon initial appointment to the Board, each non‑employee director receives an option to purchase 100,000 shares of our Common Stock at an exercise price equal to the closing market price of our Common Stock at the date of grant. Historically, under our 2005 Stock Incentive Plan (the “2005 Plan”), for each grant, one eighth of the options vest after six months of service as a director, and the remainder vest ratably in equal monthly installments over the succeeding forty two months; provided, however, that all outstanding unvested options held by non‑employee directors vest in their entirety upon a change of control of the Company. Currently, under our 2014 Equity Incentive Plan (the “2014 Plan”), each grant is subject to vesting of 25% per anniversary over four years.

Under this compensation program, the independent members of the Board receive an annual cash fee of $40,000, except for the Chair of the Board who receives an annual cash fee of $60,000. These amounts increased to $50,000 and $75,000, respectively, beginning in the second quarter of fiscal year 2015. In addition, each member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive an additional annual cash fee of $7,500, except for the Chair of each such committee who receives an annual cash fee of $20,000, $10,000, and $10,000, respectively. These amounts increased to $9,375 for each member of Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and to $25,000, $12,500 and $12,500, respectively, for the Chair of each such committee beginning in the second quarter of fiscal year 2015.

In addition, the independent members of the Board are typically granted additional options to purchase shares of our Common Stock or awards of restricted shares of our Common Stock on an annual basis. Such option and restricted stock grants historically have vested upon a schedule similar to that of the initial grants. Grants made under the 2014 Plan, including the grant made to Ms. Raney in February 2016, are subject to equal annual vesting installments over four years. Option awards granted to the Board generally have a term of ten years.

The following table sets forth the compensation of our independent members of the Board for the fiscal year ended December 31, 2015:

	Fees earned
	or paid in	Stock	Option
Name	cash	awards(1)	awards(1)	Total
E. Miles Kilburn(2)	$115,781	$—	$198,660	$314,441
Geoff Judge(2)	68,281	—	132,440	200,721
Fred Enlow(2)	65,313	—	132,440	197,753
Michael D. Rumbolz(2)(3)	77,188	—	132,440	209,628
Ronald Congemi(2)	65,313	—	132,440	197,753

(1)

Represents the fair value of the directors’ equity awards in fiscal year 2015, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. For a discussion of the assumptions made in the valuation of the directors’ stock option and restricted stock awards, see the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2015. There were no restricted stock awards granted for the fiscal year ended December 31, 2015.

(2)	At December 31, 2015, our directors had the following aggregate numbers of option awards and unvested stock awards outstanding:

		Shares underlying
	Unvested	outstanding
Name	stock awards	options
E. Miles Kilburn	4,265	144,105
Geoff Judge	2,843	96,071
Fred Enlow	2,843	96,071
Michael D. Rumbolz	2,843	96,071
Ronald Congemi	—	116,667

(3)	Mr. Rumbolz received an additional $11,875 in fees for services related to compliance matters.

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, no member of the Compensation Committee was, or formerly was, an officer or employee of the Company or its subsidiaries. During fiscal 2015, no interlocking relationship existed between any member of the Company’s Board or Compensation Committee and any member of the Board of Directors or Compensation Committee of any other company, nor has such interlocking relationship existed in the past.

Chief Executive Officer and Senior Management Succession Planning

Our Board oversees Chief Executive Officer and senior management succession planning, which is reviewed at least annually. Our Chief Executive Officer, after consultation with other members of management, provides the Board with a list of key individuals with immediate impact, the critical area of such individual’s impact, short-term/interim action and long-term action. Our Board reviews this information with our Chief Executive Officer. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure and experience.

Regular Board and Committee Evaluations

The Board and the Audit, Compensation and Nominating and Corporate Governance Committees each have an annual evaluation process, which focuses on their role and effectiveness, as well as fulfillment of their fiduciary duties. In 2015, the evaluations were each completed anonymously to encourage candid feedback. The results of the evaluations are reported to and reviewed by the full Board. Each committee and the Board was satisfied with its performance and considered itself to be operating effectively, with appropriate balance among governance, oversight, strategic and operational matters.

Stock Ownership Policies

Equity ownership. On February 25, 2016, the Board adopted a Policy on Equity Ownership (the “Equity Ownership Policy”) for its named executive officers, other executive officers and non-employee directors, which provides that such persons shall, within five years of the later of: (i) February 25, 2016; and (ii) the date such person first becomes subject to this policy, own shares of the Company’s Common Stock with a certain value as detailed in this Proxy Statement. Prior to the adoption of the Equity Ownership Policy, the Company’s then executive officers purchased the following amount of shares of the Company’s Common Stock: (i) Mr. Chary, 115,000 shares; (ii) Mr. Taylor, 17,000 shares; (iii) Ms. Lim, 19,000 shares; (iv) Mr. Peters, 6,000 shares; and (v) Mr. Lucchese, 22,000 shares.

Clawback. On February 25, 2016, the Board adopted an Incentive Compensation Clawback Policy (the “Clawback Policy”), which entitles the Company to recover certain compensation previously paid to its Section 16 officers. Pursuant to the Company’s Clawback Policy, in the event of a restatement of the Company’s financial results due to the misconduct of any employee, the Board or, if so designated by the Board, the Compensation Committee of the Board, is authorized to take action to recoup all or part of any incentive compensation received by a Section 16 officer of the Company.

No hedging. We do not believe our executive officers or directors should speculate or hedge their interests in our Common Stock. Our Insider Trading Policy therefore prohibits them from making short sales of our Common Stock or from purchasing or selling puts, calls or other derivative securities involving our stock.

No pledging. Our Insider Trading Policy prohibits our executive officers and directors from pledging our Common Stock.

TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions with Related Persons

Under procedures adopted by the Board, any transaction that is required to be reported under Item 404(a) of Regulation S‑K promulgated by the SEC must be reviewed, approved or ratified by the Audit Committee. The types of transactions subject to these procedures include, but are not limited to: (i) the purchase, sale or lease of assets to or from a related person; (ii) the purchase or sale of products or services to or from a related person; or (iii) the lending or borrowing of funds from or to a related person. Approval of transactions with related persons shall be at the discretion of the Audit Committee, but the Audit Committee shall consider: (a) the consequences to the Company of consummating or not consummating the transaction; (b) the extent to which the Company has a reasonable opportunity to obtain the same or a substantially similar benefit of the transaction from a person or entity other than the related person; and (c) the extent to which the terms and conditions of such transaction are more or less favorable to the Company and its stockholders than the terms and conditions upon which the Company could reasonably be expected to negotiate with a person or entity other than the related person. Further, our Code of Business Conduct, Standards and Ethics requires our directors, officers and employees to raise with our General Counsel any material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest. Our Corporate Governance Guidelines also prohibit the Company’s making of any personal loans to directors, executive officers or their immediate family members.

Transactions with Related Persons in 2015

During fiscal 2015, the Company did not engage in any transactions, and there is not currently proposed any transactions, or series of similar transactions, to which the Company was or will be a party, with related parties that required review, approval or ratification of the Audit Committee or any other committee.

EXECUTIVE OFFICERS

On February 16, 2016, the Company’s Board announced that, effective February 13, 2016, Mr. Ram Chary was terminated from his position as President and Chief Executive Officer and as a director of the Company. Mr. Michael D. Rumbolz was appointed by the Board as Interim President and Chief Executive Officer, effective February 13, 2016, until the Company completes the process of hiring a permanent President and Chief Executive Officer.

In addition to the information provided above regarding Mr. Rumbolz, the following sets forth the Company’s current named executive officers (“NEOs”):

Name	Age	Position and Offices
Michael D. Rumbolz	62	Interim President and Chief Executive Officer and Director
Randy L. Taylor	53	Executive Vice President and Chief Financial Officer
Juliet A. Lim	53	Executive Vice President, Payments, General Counsel and Corporate Secretary
David Lucchese	57	Executive Vice President, Games
Edward A. Peters	53	Executive Vice President, Sales

Randy L. Taylor has served as our Executive Vice President and Chief Financial Officer since March 2014. Prior to his appointment as Executive Vice President and Chief Financial Officer, Mr. Taylor had served as the Company’s Senior Vice President and Controller since November 2011. Prior to joining the Company, Mr. Taylor served in various positions for Citadel Broadcasting Corporation, a radio broadcasting company, from April 1999 to September 2005 and from September 2006 to September 2011, including most recently, from 2008 to 2011, as Chief Financial Officer. In December 2009, Citadel Broadcasting Corporation filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from reorganization under Chapter 11 in June 2010. Mr. Taylor also served as the Vice President of Finance and Corporate Controller of Bally Technologies, Inc. from September 2005 to September 2006.

Juliet A. Lim has served as our Executive Vice President, Payments, General Counsel and Secretary since January 2015, having previously served as our Executive Vice President, General Counsel and Secretary from March 2014 to January 2015. Prior to joining the Company, Ms. Lim served as General Counsel and Corporate Secretary and Vice President of Human Resources of Clear Energy Systems, Inc. from June 2013 until February 2014. From January 2010 to May 2013, Ms. Lim served as the General Counsel and Corporate Secretary and Vice President of Human Resources of Arizona State University Foundation. Ms. Lim served as the Senior Vice President and Deputy General Counsel and in other senior legal positions at Fidelity National Information Services, Inc. and eFunds Corporation (which was acquired by Fidelity National in 2007), from June 2003 to November 2009. Ms. Lim also served as Vice President and Associate General Counsel of Honeywell, Inc. and was a partner at the law firm now known as Lewis Roca Rothgerber Christie LLP.

David Lucchese has served as our Executive Vice President, Games since January 2015, having previously served as our Executive Vice President, Client Operation, from March 2014 to January 2015 and as our Executive Vice President, Sales from April 2010 to March 2014. Prior to joining the Company, Mr. Lucchese served in various positions for Bally Technologies, Inc., including Vice President of Sales, Games from April 2005 to April 2010 and Senior Vice President of Sales, Systems from April 2003 to April 2005. Mr. Lucchese served as Vice President of Sales for Aristocrat Technologies, Inc. from July 2001 to February 2003.

Edward A. Peters has served as our Executive Vice President, Sales since January 2015, having previously served as Senior Vice President, Sales for the Company since November 2014. Prior to joining the Company, Mr. Peters served in various senior executive positions during the past several years, including as Senior Vice President Business Development in Global Commercial Services from February 2010 through November 2014 for Fidelity Information Services; Chief Information Officer for Silverton Bank from August 2004 through February 2010; and Senior Vice President for Prudential Bank from December 2000 through July 2004.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION

The Dodd‑Frank Wall Street Reform and Consumer Protection Act, or the Dodd‑Frank Act, enacted in 2010, requires that companies provide their stockholders with the opportunity to vote, on an advisory (non‑binding) basis, whether to approve the compensation of companies’ named executive officers, commonly referred to as a “say‑on‑pay” vote, at least once every three years. In a vote held at our 2011 annual meeting, our stockholders voted in favor of holding say‑on‑pay votes annually. In light of this result and other factors considered by the Board, we have adopted a frequency of obtaining say‑on‑pay votes on an annual basis. Accordingly, the next opportunity for stockholders to participate in a say‑on‑pay vote after the Annual Meeting is expected to occur in connection with our annual meeting of stockholders to be held in 2017.

The say‑on‑pay vote is a non‑binding advisory vote on the compensation of our named executive officers as described in the Compensation Discussion and Analysis section, including the tabular disclosure and accompanying narrative disclosure regarding such compensation, set forth in this Proxy Statement. It is not a vote to approve our general compensation policies, the compensation of our Board, or our compensation policies as they relate to risk management.

Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity and the strategic value of the applicable position, while ensuring long‑term retention, motivation and alignment with the long‑term interests of the Company’s stockholders. We encourage you to carefully review the “Compensation Discussion and Analysis” of this Proxy Statement for additional details on the Company’s executive compensation, including our compensation philosophy and objectives and the processes our Compensation Committee and the Board used to determine the structure and amounts of the compensation of our named executive officers for the year ended December 31, 2015.

The vote solicited by this Proposal 2 is advisory and, therefore, is not binding on us, our Board or our Compensation Committee, nor will its outcome require us, our Board or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by us or our Board. Furthermore, because this non‑binding, advisory vote primarily relates to the compensation of our named executive officers that we have already paid or are otherwise contractually committed to pay, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate for us to take in the future to address those concerns. For example, at the 2015 annual meeting of stockholders, our say-on-pay proposal received the support of approximately 51% of the shares voted. Our board was concerned and disappointed in this outcome, and, as a result, we undertook a broad-based stockholder outreach and engagement program to solicit feedback, understand investor concerns and consider any necessary and appropriate actions.

Over several months, our Compensation Committee and management reached out to the majority of top 20 shareholders, representing approximately 68.5% of our shareholders at the time, and had extensive, meaningful dialogue with stockholders representing approximately 42.5% of our outstanding Common Stock, as well as with two leading proxy advisory firms, Institutional Shareholder Services, Inc. and Glass Lewis & Co. Our stockholders were pleased with the proposed changes we were already in the process of implementing, and asked questions and raised concerns about certain other practices. As a result of these conversations, we made additional changes that will strengthen our compensation program and further align management and stockholder interests.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 2:

“RESOLVED, that the stockholders of Everi Holdings Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S‑ K, set forth in the Company’s definitive proxy statement for the 2016 Annual Meeting of Stockholders.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Executive Compensation

The Company is a holding company, the principal asset of which is the capital stock of Everi Payments Inc. (“Everi Payments”), and the capital stock of Everi Games Holding Inc. (“Everi Games Holding”), which is the parent of Everi Games Inc. (“Everi Games”). All of the executive officers of the Company are employees of Everi Payments, other than Mr. Lucchese who is an employee of Everi Games as of January 1, 2016, and all references in this Proxy Statement to executive compensation relate to the executive compensation paid by Everi Payments or Everi Games to such executive officers.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives and structure of our 2015 executive compensation program. This CD&A is intended to be read in conjunction with the tables beginning on page 39, which provide further historical compensation information for our following NEOs as of December 31, 2015:

Name	Title
Ram Chary*	Former President and Chief Executive Officer
Randy L. Taylor	Executive Vice President and Chief Financial Officer
Juliet A. Lim	Executive Vice President, Payments, General Counsel and Corporate Secretary
David Lucchese	Executive Vice President, Gaming
Edward A. Peters	Executive Vice President, Sales

*The Board terminated the employment of Mr. Chary from his positions as President, Chief Executive Officer and Board member, effective February 13, 2016. On February 16, 2016, Michael D. Rumbolz, a director of the Company, was appointed as the Interim President and Chief Executive Officer of the Company.

Quick CD&A Reference Guide

Executive Summary	Section I
Compensation Philosophy and Objectives	Section II
Compensation Decision Making Process	Section III
Compensation Competitive Analysis	Section IV
Elements of Compensation	Section V
Additional Compensation Practices and Policies	Section VI

I.Executive Summary

The story of our Company’s past two fiscal years is mixed: while we have had some successes that we are able to build upon, at the same time we have not been satisfied with the pace of progress regarding our long-term business strategy. In December 2014, we completed the strategic acquisition of Everi Games Holding (formerly known as Multimedia Games Holding Company, Inc.), which we believe is a key component in the future of the Company as we continue to diversify our business into two major categories, Payments and Games. The integration of Everi Games Holding has gone well; the execution of our business strategy, however, with expected increases in licenses, game sales, install base and overall market share, has been slower than expected. Unfortunately, this has been reflected in our share price and our Adjusted EBITDA.*

*See Appendix A to this Proxy Statement for a reconciliation of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures disclosed in this CD&A. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

There are several highlights in fiscal 2015 worth noting, including a broad-sweeping improvement to our corporate governance structures and policies, as well as our executive compensation programs. We believe these changes will not only improve the prospects for long-term, sustainable business growth but also improve our transparency and communication with our stockholders.

2015 Business Performance and Effect on Pay

We believe our pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. The Company’s executive compensation program is designed to pay for performance – that is, to reward executives in a manner that is proportionate to the achievement of established goals. These goals may be expressed in terms of Company‑wide performance, operating segment performance or individual performance. We have an appropriate balance of annual and long-term goals to reward executives for short-term achievement while motivating executives to have a long-term view of the Company’s health and performance.

Our performance in 2015 has been reflected in our executive pay outcomes, most significantly in two areas: annual cash incentives, and realizable pay values.

2015 Annual Incentives Pay

Given our lower than expected Adjusted EBITDA for fiscal 2015, the threshold performance levels were not achieved and, thus, executives did not receive any annual cash incentives for this financial goal. In addition, due to the overall performance of the Company, the executives did not receive any amount of compensation related to their personal performance goals. This ultimately translated to our NEOs receiving no cash incentives for the second year in a row (See “Elements of Compensation – Annual Cash Incentives” for further details and discussion).

Realizable Pay

Paying for performance is the foundation of our compensation program. Our strong belief in this foundation can be demonstrated simply: we have granted options that do not vest unless significant stock price increases are achieved. To date, these rigorous stock price hurdles have not yet been achieved. In fact, our total stockholder return has stumbled in 2015 as discussed in the previous section. Therefore, the grant date value of compensation packages (as displayed in the “Summary Compensation Table”) are not at all reflective of the actual realizable pay value of the compensation packages received by the executive team over the last several years. To demonstrate, the chart at the right shows the difference between the reported pay and the realizable pay of our former Chief Executive Officer, Mr. Ram Chary, since he joined the Company in January 2014 through December 31, 2015:

The above chart is as of December 31, 2015, when our stock price closed at $4.39 per share. As demonstrated in the graphic, Mr. Chary’s realizable pay (aggregate $2,306,846) is substantially less than his reported pay (base, bonus and equity, an aggregate of $15,778,379) – reflecting an alignment of pay and performance, as well as the interests of Mr. Chary being aligned with those of stockholders.

2015 Say-on-Pay Vote and Shareholder Outreach

At the 2015 annual meeting of stockholders, our say-on-pay proposal received the support of approximately 51% of the shares voted. Our Board was concerned and disappointed in this outcome, and as a result we undertook a broad-based stockholder outreach and engagement program to solicit feedback, understand investor concerns and consider any necessary and appropriate actions.

Over several months, our Compensation Committee and management reached out to the majority of top 20 shareholders, representing approximately 68.5% of our shareholders at the time, and had extensive, meaningful dialogue with stockholders representing approximately 42.5% of our outstanding Common Stock, as well as with two leading proxy advisory firms, Institutional Shareholder Services, Inc. and Glass Lewis & Co. Our stockholders were pleased with the proposed changes we were already in the process of implementing, and asked questions and raised concerns about certain other practices. As a result of these conversations, we made additional changes that will strengthen our compensation program and further align management and stockholder interests. Our stockholders universally expressed a desire for ongoing communication, which we believe is prudent and valuable for all parties.

Although our stockholder base is diverse in type and size, and certainly in processes for compensation program evaluation, several topics were raised repeatedly. These included:

What We Heard	What We Did

Questions regarding Ram Chary’s 2014 pay Issues included: —Perceived weak link between pay and performance —Single trigger provision —Pure quantum concerns

•Discussed challenging nature of disclosed vs. realized values for the options grants

•Discussed the switch in mid-year 2015 from single to double trigger equity acceleration provisions

•Introduced incentive clawbacks and stock ownership guidelines

•Conducted a competitive benchmarking study using industry best practice against which to make future pay decisions

Disclosure needs to improve	•Worked diligently with our compensation consultant to make our CD&A more transparent and meet investor expectations
Concerns regarding retention	•We redesigned the long-term incentive plan for 2016 to incorporate a different mix of performance metrics to better encourage retention while still motivating our executives

Overview of Compensation Actions

The Compensation Committee has been listening to stockholders, studying current best practices in the corporate governance market, examining industry peer practices, and evaluating what is needed to properly incentivize, motivate and retain the Company’s executive team. This effort has resulted in numerous changes to the governance of the compensation program and the Company as a whole including:

➢

Switching from a single-trigger to a double-trigger change in control provision for all equity grants going forward, beginning with those awards granted in 2015 (which were made in April 2015, prior to our 2015 annual meeting of stockholders)

➢	Adopting a clawback policy for cash and equity-based incentive awards granted to executives

➢	Adopting executive and director stock ownership guidelines
➢	Creating, and using for the first time, a peer group for benchmarking competitive pay practices

For 2016, we have:

➢	Re-designed the long-term incentive plan for 2016.
➢	Adopted “plurality-plus” voting for directors (i.e., a plurality vote standard coupled with a mandatory resignation policy for nominees who fail to achieve an affirmative majority of votes cast)

Interim Chief Executive Officer Pay

On February 16, 2016, Michael Rumbolz, who has served as a director of the Company since August 2010, was named Interim President and Chief Executive Officer of the Company, replacing Mr. Chary, whose employment with the Company was terminated as of February 13, 2016. In connection with his appointment, Mr. Rumbolz was awarded an option to purchase 465,116 shares of our Common Stock with an exercise price of $2.78 per share, with the shares underlying the option subject to vesting in 24 equal monthly installments. On February 25, 2016, Mr. Rumbolz and the Company entered into an Employment Agreement, effective February 13, 2016. Pursuant to the Employment Agreement, Mr. Rumbolz is entitled to receive a monthly base salary of $50,000, which is less than that of Mr. Chary’s, and is eligible for a one-time bonus of $100,000 upon the commencement of employment by the Company of a successor President and Chief Executive Officer on a non-interim basis. Mr. Rumbolz’s employment agreement does not otherwise provide for an annual cash incentive bonus, and he will not receive compensation as a director while serving as Interim Chief Executive Officer.

Components of Our Compensation Program

The Compensation Committee oversees our executive compensation program, which includes several compensation elements that have each been tailored to incentivize and reward specific aspects of company performance the board believes are central to delivering long‑term stockholder value. Key components of our 2015 compensation program are:

at negotiated time of hire and adjusted after by committee discretion.
Base Salary

Individual salaries are established and negotiated at the time of hire and adjusted after in the Compensation Committee’s discretion.

Initial salaries are set based on the executive’s scope of responsibilities in the context of the overall size of the Company and are designed to be competitive with market and industry norms, and to reflect individual performance.

Short-Term Incentives

Cash incentives intended to reward the achievement of annual corporate financial goals as well as individual accomplishments and contributions.

For 2015, based 50% on Adjusted EBITDA and 50% on Individual Performance Goals. The Compensation Committee determined that the Adjusted EBITDA and Individual Performance Goals were not achieved. Therefore no NEO received any short-term incentive in 2015.

Long-Term Incentives	Market-based stock options with challenging exercise price hurdles of $18.00 and $21.00 per share.

Compensation Governance Practices

Our compensation governance framework and pay-for-performance philosophy provide appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions.

Best Practices We Employ

✓	Majority of NEO compensation tied to long term performance
✓	Performance metrics are directly tied to value creation for stockholders
✓	Robust stock ownership guidelines of 6x salary for Chief Executive Officer, 3x for NEOs, and 5x annual retainer fees for non-employee directors
✓	Incentive compensation “clawback” policy
✓	Change in control severance requires a double trigger, commencing with equity award grants made in 2015
✓	Compensation Committee is comprised entirely of independent directors
✓	Compensation Committee engages an independent consultant
✓	Compensation Committee regularly meets in executive session without management present
✓	Proactive stockholder engagement process
✓	Annual risk assessment of the compensation program
✓	We avoid incentive program designs that encourage excessive risk taking
✓	Hedging and short sales are not permitted
✓	Pledging is not permitted without pre-approval
✓	Supplemental Executive Retirement Plan (SERP) benefits are not provided

2015 Target Total Compensation

To promote a performance-based culture that aligns the interests of management and stockholders, in 2015 the executive compensation program focused extensively on variable compensation. For example, our target pay mix is as follows:

II.Compensation Philosophy and Objectives

The principal objective of the Company’s executive compensation policies is to align the executives’ incentives with the achievement of the Company’s strategic goals, which are in turn designed to enhance stockholder value. In order to achieve that objective, the Company’s executive compensation policies are designed to help the Company attract and retain the services of key personnel who possess the necessary leadership and management skills, motivate key employees to achieve specified goals and ensure that compensation provided to key employees is both fair and reasonable in light of performance and competitive with the compensation paid to executives of similarly situated companies. The Company has attempted to design its executive compensation policies to incent its executives to achieve the Company’s strategic goals, while at the same time discouraging them and other employees from taking excessive risk.

Our executive compensation program consists of base salary, annual cash incentives, and long-term equity incentives, as well as benefits that are generally available to our salaried employees and limited perquisites. Perquisites generally include, among other things, moving expenses and reimbursement of other out-of-pocket expenses. We believe that spreading compensation across these three primary components achieves our compensation objectives:

✓	Pay-for-Performance
✓	Competitive executive target pay levels
✓	Balances fixed and at-risk compensation appropriately
✓	Balances short-term and long-term goals appropriately
✓	Aligns the interests of management and stockholders
✓	Manages compensation risk

III.Compensation Decision Making Process

Overall Compensation Determinations

All of our current NEOs are parties to employment agreements. The level of base salary to be paid to those officers over the term of their respective employment agreements and their individual target bonus percentages are initially determined in connection with the negotiation process relating to such agreements or any amendments thereof, and later adjusted as necessary during the Compensation Committee’s annual review of an executive’s performance.

Role of the Board of Directors

Our Board has appointed a Compensation Committee, consisting exclusively of independent directors. The Compensation Committee’s charter authorizes our Compensation Committee to review and approve or to recommend for approval to the full Board, the compensation of our Chief Executive Officer and other executives. Our Board has authorized our Compensation Committee to make various decisions with respect to executive compensation. However, the Board also may make determinations and approve compensation in its discretion, including where the Compensation Committee recommends that the Board considers such executive compensation matters.

Role of the Compensation Committee

Our Compensation Committee evaluates the performance of our Chief Executive Officer and approves the compensation for our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee annually assesses the performance of our other executives, and, based in part on the recommendations from our Chief Executive Officer, approves the compensation of these executives. Our Compensation Committee retains, and does not delegate, any of its responsibility to determine executive compensation.

Role of Management

At the request of our Compensation Committee, our Chief Executive Officer may attend a portion of our Compensation Committee meetings, including meetings at which our Compensation Committee’s compensation consultants are present. This enables our Compensation Committee to review, with our Chief Executive Officer, the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall business objectives. Our Compensation Committee also requests that our Chief Executive Officer assesses the performance of, and our goals and objectives for, certain other executives as deemed appropriate, including our other NEOs. In addition, our Compensation Committee may request certain other executives to provide input on executive compensation, including assessing individual performance and future potential, market data analyses and various compensation decisions relating to bonuses, equity awards and other pay during the year. None of our executives generally attends any portion of Compensation Committee meetings at which his or her compensation is discussed.

Role of Compensation Consultants

Pursuant to the authority granted to it in its charter, the Compensation Committee may engage an independent executive compensation consultant. Generally, the consultant reports directly to the Compensation Committee, who may replace or hire additional consultants at any time. Generally, the compensation consultant attends meetings of the Compensation Committee, as requested, and communicates with the Chair of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.

The compensation consultant provides services to the Compensation Committee, including, but not limited to: advice on compensation philosophy, incentive plan design, executive job compensation analysis, shareholder engagement and CD&A disclosure, among other compensation topics. The compensation consultant provides no additional services to the Company, other than consulting services provided to the Compensation Committee.

In 2015, Aon provided consulting services to the Compensation Committee, including advice on compensation philosophy, incentive plan design, executive job compensation analysis, shareholder engagement, and CD&A disclosure, among other compensation topics. Aon provides no services to the company other than consulting services provided to the Compensation Committee.

The Compensation Committee conducted a specific review of its relationship with Aon in 2015, and determined that Aon’s work for the Compensation Committee did not raise any conflicts of interest. Aon’s work has conformed with the independence factors and guidance provided by the Dodd-Frank Act, the SEC and the NYSE.

Compensation Risk Oversight

The Compensation Committee has reviewed and discussed the concept of risk as it relates to the Company’s compensation policies and it does not believe that the Company’s compensation policies encourage excessive or inappropriate risk taking. Further, the Compensation Committee has endorsed and adopted several measures in the past year to further discourage risk-taking, such as robust stock ownership guidelines for its executives and non-employee directors, and the adoption of a clawback policy that grants the Compensation Committee broad discretion to recover incentive awards from Section 16 officers in the unlikely event that incentive plan award decisions were based on financial results that are subsequently restated.

The Compensation Committee identified no material risks in the compensation programs in 2015.

IV.Compensation Competitive Analysis

In 2015, the Compensation Committee worked with its independent consultant, Aon, to create a meaningful peer group for the purposes of assessing the competitiveness and appropriateness of the Company’s NEO compensation in the market. To formulate this peer group, the committee looked to identify two types of businesses: Games and Payments, which represent the two core businesses of the Company. From there, the Compensation Committee and Aon screened potential peers for similar size and complexity, using revenue, market capitalization, and enterprise value as its guiding metrics.

Given the complexities and volatility of the industry, the Compensation Committee believes it is not appropriate to rigidly benchmark executive pay to a specific percentile of the group. Instead, the Compensation Committee uses the comparative data merely as a reference point in exercising its judgment about compensation design and setting appropriate target pay levels.

2015 Peer Group

Company	Ticker	Revenue	Market Cap	Enterprise Value	Type
		($mm)	($mm)	($mm)
Boyd Gaming Corporation	BYD	$2,701.3	$1,650	$4,922.6	Gaming
Outerwall Inc.	OUTR	$2,303	$1,404.3	$2,085	Gaming
Scientific Games Corp.	SGMS	$1,786.4	$1,333.7	$9,694.9	Gaming
Churchill Downs Inc.	CHDN	$812.9	$2,198.5	$2,850.1	Gaming
JAKKS Pacific, Inc.	JAKK	$810.1	$231.5	$341.6	Gaming
Zynga, Inc.	ZNGA	$690.4	$2,631	$1,680.6	Gaming
Dreamworks Animation SKG Inc.	DWA	$684.6	$2,261.7	$2,787.2	Gaming
LeapFrog Enterprises	LF	$339.1	$99	$(28.2)	Gaming
Glu Mobile, Inc.	GLUU	$223.1	$747.3	$681.6	Gaming
Heartland Payments Systems, Inc.	HPY	$2,311.4	$1,978.2	$2,522.5	Payments
VeriFone Systems, Inc.	PAY	$1,868.9	$3,677.9	$4,321.5	Payments
Euronet Worldwide, Inc.	EEFT	$1,664.2	$3,200.9	$3,149.6	Payments
Moneygram International Inc.	MGI	$1,454	$488.9	$1,458.6	Payments
Blackhawk Network Holdings, Inc.	HAWK	$1,445	$2,208.9	$2,388.3	Payments
Cardtronics, Inc.	CATM	$1,054.8	$1,662.5	$2,252.4	Payments
WEX Inc.	WEX	$817.6	$4,404.8	$5,188.1	Payments
Green Dot Corporation	GDOT	$601.6	$989.6	$227.1	Payments
Evertec, Inc.	EVTC	$361.1	$1,644.4	$2,294	Payments
18 Peers	25th %ile	$684.6	$1,286.8	$1,424.5
	Median	$817.6	$1,650	$2,294
	75th %ile	$1,664.2	$2,261.7	$3,149.6
Everi Holdings Inc.		$800	$450	$1,443
	Rank	40%	10%	28%

V.Elements of Compensation

The Company’s executive compensation policy is simple and transparent in design, and consists primarily of base salary, annual cash incentive awards and long-term equity incentive awards for fiscal 2015.

Summary Overview

Type	Element	Performance Period	Objective	Performance Measured and Rewarded for 2015
Fixed	Base Salary	Annual	Recognition of an individual's role and responsibilities; retention	Reviewed annually and set based on market competitiveness, individual performance and internal equity considerations
Annual Cash Incentive Plan
Performance -based	Annual Bonus	Annual	Variable pay designed to reward achievement of annual financial objectives and individual performance goals	•Adjusted EBITDA (50%) •Individual Performance Goals (50%)
Long-Term Incentive Plan
Performance -based	Market-Based Stock Options	Long-Term	Supports the achievement of strong share price growth	•Tranche 1: Exercise prices of $18/share o133% premium at the date of grant •Tranche 2: Exercise price of $21/share o171% premium at the date of grant

Base Salaries

Base salaries are intended to provide an appropriate level of assured cash compensation that is sufficient to retain the services of our executives. Base salaries are reviewed annually as part of the Company’s performance review process, and are determined based upon the following factors:

➢	Position and responsibility;
➢	Job performance, and expected contribution to the Company’s future performance;
➢	Market factors: The market compensation profile for similar jobs and the need to attract and retain qualified candidates for high-demand positions;
➢	Internal value of the executive’s role: The relative importance of the job as compared to the Company’s other executive officers, based on the scope of responsibility and performance expectation; and
➢	Retention risk: The need to retain high performing and high potential executives.

	2014			2015
Name	Annual Base	Actual Paid		Annual Base	Actual Paid
Ram Chary	$700,000	$632,692	(1)	$800,000	$796,154
Randy L. Taylor	300,000	275,962	(2)	400,000	389,423
Juliet A. Lim	330,000	266,539	(3)	400,000	397,308
David Lucchese	340,000	340,000		425,000	415,000
Edward A. Peters	375,000	23,077	(4)	400,000	392,308

(1)Mr. Chary's employment began in January 2014 and terminated in February 2016.

(2)Mr. Taylor was promoted to the position of Executive Vice President and Chief Financial Officer in March 2014, and his 2014 salary was inclusive of earnings for the full year.

(3)Ms. Lim's employment began in March 2014.

(4)Mr. Peters’ employment began in December 2014.

Annual Cash Incentives

All of our NEOs were eligible for the 2015 annual cash incentive plan, which promoted the Company’s pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash incentive awards for achieving pre-determined individual and Company performance goals.

Each NEO’s annual cash incentive award target was established as a percentage of base salary. Such target cash bonus percentage was either negotiated and set forth in the NEO’s employment agreement or otherwise established by the Compensation Committee. The following targets were established for 2015:

Name	Target	Maximum
	(As a % of base salary)
Mr. Chary(1)	100%	150%
Mr. Taylor, Ms. Lim & Mr. Lucchese	50%	75%
Mr. Peters	50%	100%

(1)	The employment of Mr. Chary was terminated in February 2016.

2015 Performance Metrics

For 2015, the Company’s annual cash incentive plan for executives consisted of two performance metrics: (a) Adjusted EBITDA (50% weighting) and (b) Individual Performance Goals (50% weighting).

							2015 Actual Performance
Metric	Weight	Threshold - 1	Threshold - 2	Target	Threshold - 3	Maximum	As % of Target
Adjusted EBITDA	50%	$210M to $214M 50% to 75%	$214M to $218M 75% to 100%	$218M to $220M 100%	$220M to $224M 100% to 125%	$224M to $228M 125% to 150%	92%
Individual Performance Goals	50%	n/a	n/a	n/a	n/a	n/a	n/a

In 2015, the Individual Performance Goals, established by the Compensation Committee and weighted equally, for the Chief Executive Officer consisted of goals related to:

continuing focus on increasing operational depth and efficiency to better position the Company to support implementation of growth strategy pivoting from an individual product-centric marketing and sales approach to a solutions suite marketing and sales approach

Corporate Strategy

•     Maintaining and expanding the Company’s gaming footprint through strategic gaming‑related acquisitions, alliances or technology development while seeking growth opportunities outside gaming that will bring value to gaming customers

•      Continuing focus on increasing operational depth and efficiency to better position the Company to achieve its growth strategy

•      Pivoting from an individual product-centric marketing and sales approach to a solutions suite marketing and sales approach

Leadership	• Aligning the strategic goals of the Board, Chief Executive Officer and senior management team • Succession planning
Enhance Customer and Community Relationships

•      Improving customer retention and satisfaction through the establishment of a robust technology development and testing discipline

•      Implementation of a new delivery and service model

•      Implementing a plan and process for measuring customer satisfaction

In order to promote alignment of goals and collective responsibility for corporate performance among our senior executive team, it was determined that each NEO other than the Chief Executive Officer would be deemed to have satisfied or failed to have satisfied the Individual Performance Goals if and to the extent that the Chief Executive Officer satisfied or failed to satisfy the Individual Performance Goals, as the case may be.

2015 Actual Payouts

For the year ended December 31, 2015, the Company reported Adjusted EBITDA of $200.4 million, which was less than the minimum threshold of $210.0 million. Therefore, under the formula outlined above, the executives did not receive a payout with respect to the Company’s Adjusted EBITDA objective performance target.

With respect to the Individual Performance Goals, the Compensation Committee determined achievement through an evaluation of our Chief Executive Officer performance versus each of the goals outlined above. The Compensation Committee subjectively assessed the achievement of the Individual Performance Goals by Mr. Chary and determined that they were not achieved. As a result, the then NEOs, including Mr. Chary, were not awarded any payout with respect to the Individual Performance Goals.

2016 Annual Cash Incentives

For 2016, the Compensation Committee has slightly modified the structure of the annual cash incentive plan. The Adjusted EBITDA performance target will account for 75% of the executives annual cash incentive bonus and personal goals will account for 25% of the annual cash incentive. Mr. Rumbolz is not entitled to an annual cash incentive award, but is eligible for a one-time bonus of $100,000 upon the commencement of employment by the Company of a successor President and Chief Executive Officer on a non-interim basis.

Long-Term Equity Incentive Awards

We believe that the award of stock‑based compensation and incentives is an effective way of aligning our executives’ interests with the goal of enhancing stockholder value. Due to the direct relationship between the value of an equity award, on the one hand, and the Company’s stock price, on the other, we believe that equity awards motivate executives to manage the Company’s business in a manner that is consistent with stockholder interests. Equity awards are intended to focus the attention of the recipient on the Company’s long‑term performance, which we believe results in improved stockholder value. Through the grant of stock options and restricted stock awards that vest over time, we can align executives’ interests with the long‑term interests of our stockholders who seek appreciation in the value of our Common Stock. To that end, the time-based equity awards that we grant to executives typically vest and become fully‑exercisable over a four‑year period. The grant of equity awards also provides significant long‑term earnings potential in a competitive market for executive talent.

The principal factors considered in granting stock options or restricted stock awards and determining the size of grants to executives are prior performance, level of responsibility, the amounts of other compensation attainable by the executive and the executive’s ability to influence the Company’s long‑term growth and profitability. Our Compensation Committee does not apply any quantitative method for weighing these factors and a decision to grant an award is primarily based upon a subjective evaluation of the executive’s past performance as well as anticipated future performance.

Mix of Equity Incentive Awards

Our long-term equity compensation program has traditionally consisted of three types of awards:

•	Time-based restricted stock awards
•	Time-based stock option awards
•	Market-based stock option awards

2015 Time-Based Restricted Stock Awards and Time-Based Stock Option Awards

Based upon the Compensation Committee’s desire to motivate executives to focus on share price growth, executives did not receive time-based restricted stock awards or time-based stock option awards in 2015.

2015 Market-Based Stock Options

In 2015, all of our NEOs, including our former Chief Executive Officer, received market-based stock options, which were granted in two tranches with challenging target prices set well above the grant date closing price.

On the date these stock options were granted, shares of our Common Stock closed at $7.74 per share. As a result, the closing per share price of our Common Stock will need to trade for a period of thirty consecutive trading days at an average increase of approximately 133% and 171%, respectively, over such grant date price for these shares to vest and NEOs to receive any value from these awards.

2016 Long Term Incentive Plan – Redesign

In keeping with the Company’s commitment to strengthening its overall corporate governance, including its compensation program, the Company has worked with its compensation consultant to reassess the long-term incentive plan. In doing so, the Company and Aon studied peer group designs, prevalent market practices, and spoke with numerous stockholders to receive input. Ultimately, the Compensation Committee determined that there was great value in redesigning the long-term incentive plan to better incentivize, motivate and retain the executive team, while further strengthening and demonstrating the alignment of management and shareholder interests. As such, effective with the 2016 annual grant, the long-term incentive plan will consist of these elements:

VI.Additional Compensation Policies and Practices

Equity Ownership Policy

The Company and its stockholders are best served by a board and executive team that manage the business with a long-term perspective. As such, the Company adopted the Equity Ownership Policy in February 2016, as the Company believes stock ownership is an important tool to strengthen the alignment of interests among stockholders, directors and executive officers. The policy provides that the applicable required level of equity ownership is expected to be satisfied by our directors and executive officers within five years of the later of: (i) February 25, 2016; and (ii) the date such person first becomes subject to the Equity Ownership Policy.

The Compensation Committee will receive periodic reports of the ownership achieved by each director and executive officer. Until such time as such person satisfies the equity ownership requirement, the achievement level of ownership will be determined by reference to the average closing stock price of our Common Stock during the fiscal year ended immediately prior to the determination date. Once the equity ownership requirement has been satisfied, future increases or decreases in the equity price of our Common Stock will not impact the compliance of our directors and executive officers with these guidelines, as long as such person holds the number of shares he or she had at the time he or she achieved the required ownership level.

The following table represents the NEO required salary multiples:

Current NEO	Required Salary Multiple
President and Chief Executive Officer	6x base salary
All other NEOs	3x base salary
Other executives	1x to 2x base salary
Outside directors	5x annual cash retainer

The value of all of the following types of Company stock or stock options owned by or granted to an executive or director qualifies toward the participant’s attainment of the target multiple of pay:

•	Shares owned outright/shares beneficially owned (including by a family member and/or in a trust)
•	Vested restricted stock
•	Shares owned through the Company’s 401(k) plan (if applicable)
•	Shares underlying vested, but unexercised stock options (based on the excess of the market price of the stock over the exercise price and after deducting any tax withholding obligations)

Prior to the adoption of the Equity Ownership Policy, the Company’s executive officers purchased the following amount of shares of the Company’s Common Stock: (i) Mr. Chary, 115,000 shares; (ii) Mr. Taylor, 17,000 shares; (iii) Ms. Lim, 19,000 shares; (iv) Mr. Peters, 6,000 shares; and (v) Mr. Lucchese, 22,000 shares.

Clawback Policy

The Board of the Company adopted an Incentive Compensation Clawback  Policy in February 2016, which entitles the Company to recover certain compensation  previously paid to its Section 16 officers. The policy provides that, in the event of a restatement of the Company’s financial statement for any fiscal year commencing after December 31, 2015 that is due to the misconduct of any employee, the Board or, if so designated by the Board, the Compensation Committee of the Board, is authorized to take action to recoup all or part of any incentive compensation received by a Section 16 officer of the Company. For purposes of this policy, incentive compensation includes any cash compensation or an award of equity compensation from the Company that is based in whole or in part on the achievement of financial results by the Company, including, but not limited to, any bonus, incentive arrangement or equity award, but excluding base salary. The policy defines misconduct as the willful commission of an illegal act, fraud, intentional misconduct or gross recklessness in the performance of an employee’s duties and responsibilities. In determining whether to take action to recoup any incentive compensation received by a Section 16 officer of the Company, the Board or, if so designated, the Compensation Committee of the Board, will take into consideration whether the Section 16 officer engaged in the misconduct or was in a position, including in a supervisory role, to have been able to have reasonably prevented the misconduct that caused the restatement.

In addition, the Dodd-Frank Act provides that the SEC shall issue regulations requiring issuers to seek recovery from executive officers in certain circumstances involving financial restatements. As of the date of this Proxy Statement, the SEC has not issued any regulations implementing this portion of the Dodd-Frank Act. Once the SEC issues regulations or guidance regarding the required form of a clawback policy under the Dodd-Frank Act, we expect to amend our Clawback Policy accordingly.

Anti-Hedging and Pledging Policies

Under our Insider Trading Policy, directors and executive officers, as well as other employees, are prohibited from engaging in the following activities with respect to the Company’s Common Stock:

✓	Hedging their interest in Company shares by selling short or trading or purchasing “put” or “call” options on our Common Stock or engaging in similar transactions; and
✓	Pledging any shares of our Common Stock without prior clearance from our Corporate Compliance Officer as outlined in our Insider Trading Policy.

As of the date of this Proxy Statement, no shares of Company Common Stock were pledged by any director or executive officer.

Tax Deductibility

Section162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits the corporate tax deduction for compensation paid to the chief executive officer and the three other most highly compensated executives (other than the Chief Financial Officer) to $1.0 million annually, unless certain requirements are satisfied. To maximize the corporate tax deduction, the incentive plans were designed so that certain awards under those plans can comply with the requirements of Section 162(m) of the Code. As the $1.0 million limit does not apply to compensatory amounts that qualify as performance-based compensation under Section 162(m), certain of our performance-based awards made pursuant to these plans are intended to qualify for corporate tax deductibility.

We intend to use performance-based compensation to minimize the effect of the limits imposed by Section 162(m) to the extent that compliance with Code requirements does not conflict with our compensation objectives. In some cases, however, we believe the loss of some portion of a corporate tax deduction may be necessary and appropriate in order to provide the compensation necessary to attract and retain qualified executives.

Retirement Plans

We have established and maintain a retirement savings plan under Section 401(k) of the Code, to cover our eligible employees, including our executive officers. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to the 401(k) plan. Our 401(k) plan is intended to constitute a qualified plan under Section 401(a) of the Code and its associated trust is intended to be exempt from federal income taxation under Section 501(a) of the Code. We make contributions to the 401(k) plan for the benefit of certain executive officers.

Severance Benefits

In order to retain the ongoing services of our NEOs, we have provided the assurance and security of severance benefits and change in control payments, which is described more fully below under the caption “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

If the employment agreement for Mr. Chary, our former Chief Executive Officer, is found to be binding and controlling, and if Mr. Chary was terminated by the Company without cause (as such term is defined in his employment agreement), then he would be entitled to a lump sum payment equal to twenty four months’ salary plus two times the then target amount of his discretionary bonus, plus eighteen months of continued group health insurance for him and his eligible dependents and to the vesting in full of all unvested equity awards initially granted in connection with his employment agreement in January 2014. The Company intends to assert affirmative defenses to Mr. Chary’s demand for the payment of severance benefits and is evaluating the availability of counterclaims against Mr. Chary.

Mr. Rumbolz is entitled, in the event of the termination of his employment by the Company or by him, to all base salary due and owing and all other accrued but unpaid benefits through the date of termination.

Our other NEOs are entitled, in the event of the termination of the executive’s employment by the Company without cause or by the executive for good reason (as such terms are defined in the respective employment agreements), to twelve months salary continuation plus one times the then target amount of the executive’s discretionary bonus payable over twelve months, plus twelve months of continued group health insurance for the executive and the executive’s eligible dependents, and to the vesting in full of all unvested equity awards with time‑based vesting (with all unvested equity awards with performance-based vesting terminating). In addition, the agreements for each of our NEOs provide that all unvested equity awards vest upon a change in control of the Company (as such term is defined in the Company’s 2014 Plan), other than with respect to unvested equity awards granted in 2015, which include a double trigger change of control and vest only if the NEO is terminated by the Company without cause or by the NEO for good reason within a specified period following a change of control. The Company and each NEO may terminate the officer’s employment at any time. In the event of termination of employment, amounts payable to our NEOs are reflected in the “Employment Contracts, Termination of Employment and Change in Control Arrangements” section below.

We believe that these severance benefits and change in control payments reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and that providing such benefits should eliminate, or at least reduce, the reluctance of senior executives to pursue potential change in control transactions that may be in the best interests of stockholders. We believe that these benefits are appropriate in size relative to the overall value of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

E. Miles Kilburn (Chair)
Fred C. Enlow
Geoff Judge

Eileen Raney
Michael D. Rumbolz (member until February 13, 2016)

Compensation of Named Executive Officers

Summary Compensation Table

The following table sets forth the total compensation earned for services rendered in 2015 by our principal executive officer, our principal financial officer and the three other persons whose total compensation for the fiscal year ended December 31, 2015 was in excess of $100,000 and who were serving as executive officers at the end of that fiscal year.

Name and principal position	Year	Salary	Bonus	Stock awards(1)	Option awards(2)	Non-equity incentive plan compensation(3)	All other compensation(4)		Total

Randy L. Taylor	2015	$389,423	$-	$-	$930,000	$-	$15,568		$1,334,991
Executive Vice President, Chief Financial Officer	2014	275,962	-	313,280	601,310	-	11,501		1,202,053

Juliet A. Lim	2015	397,308	-	-	930,000	-	15,957		1,343,265
Executive Vice President, Payments, General Counsel and Corporate Secretary	2014	266,539	-	341,760	601,310	-	46,164		1,255,773

David Lucchese	2015	415,000	-	-	930,000	-	97,834	(5)	1,442,834
Executive Vice President, Games	2014	340,000	-	356,000	601,310	-	19,187		1,316,497
	2013	340,000	-	127,499	127,497	170,000	26,390		791,386

Edward A. Peters	2015	392,308	-	-	465,000	-	36,768	(6)	894,076
Executive Vice President, Sales

Ram Chary	2015	796,154	-	-	3,487,500	-	21,826		4,305,480
President and Chief Executive Officer (former)*	2014	632,692	-	1,424,000	9,438,033	-	159,944		11,654,669

*The employment of Mr. Chary was terminated in February 2016.

(1)

Represents the fair value of the NEOs’ restricted stock grants, as calculated in accordance with FASB ASC Topic 718, Stock Compensation. For a discussion of the assumptions made in determining the valuation of the restricted stock awards, see our notes to the financial statements in the Company’s Annual Report on Form 10‑K for the years ended December 31, 2015, 2014 and 2013.

(2)

Represents the fair value of the NEOs’ stock option grants, as calculated in accordance with FASB ASC Topic 718 Stock Compensation. For a discussion of the assumptions made in determining the valuation of the stock option awards, see our notes to the financial statements in the Company’s Annual Report on Form 10‑K for the years ended December 31, 2015, 2014 and 2013.

(3)

Represents the amount of cash bonus earned under the Company’s annual cash incentive plan for the applicable fiscal year. Amounts earned for a particular fiscal year are typically paid out to the NEOs in the first quarter of the following calendar year. None of Messrs. Taylor, Lucchese, Peters and Chary or Ms. Lim earned a cash incentive bonus for 2015.

(4)	Includes amounts for out‑of‑pocket health care expenses and contributions made by the Company under its 401(k) plan.
(5)

Mr. Lucchese received reimbursement of $82,652 in connection with relocating to the Austin, Texas metropolitan area, which included $47,979 for actual moving expenses and a gross-up of $34,673 for taxes.

(6)

Mr. Peters received reimbursement of $27,168 in connection with relocating to the Las Vegas, Nevada metropolitan area, which included $15,771 for actual moving expenses and a gross-up of $11,397 for taxes.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of awards made to each NEO during the fiscal year ended December 31, 2015:

		Estimated future payouts under non-equity incentive plan awards (1)
Name	Grant Date	Threshold (2)	Target	Maximum (3)	All other stock awards: number of shares of stock or units	All other option awards: number of securities underlying options	Exercise or base price of option awards	Grant date fair value of stock and option awards(4)

Randy L. Taylor		$50,000	$200,000	$300,000
	4/22/2015	-	-	-	-	200,000	$7.74	$492,000
	4/22/2015	-	-	-	-	200,000	7.74	438,000

Juliet A. Lim		50,000	200,000	300,000
	4/22/2015	-	-	-	-	200,000	7.74	492,000
	4/22/2015	-	-	-	-	200,000	7.74	438,000

David Lucchese		53,125	212,500	318,750
	4/22/2015	-	-	-	-	200,000	7.74	492,000
	4/22/2015	-	-	-	-	200,000	7.74	438,000

Edward A. Peters		50,000	200,000	400,000
	4/22/2015	-	-	-	-	100,000	7.74	246,000
	4/22/2015	-	-	-	-	100,000	7.74	219,000

Ram Chary*		200,000	800,000	1,200,000
	4/22/2015	-	-	-	-	750,000	7.74	1,845,000
	4/22/2015	-	-	-	-	750,000	7.74	1,642,500

*The employment of Mr. Chary was terminated in February 2016.

(1)

Represents amounts potentially payable under the Company’s annual cash incentive plan. A more detailed discussion of how the threshold, target and maximum amounts are determined and calculated is found in the CD&A above. None of Messrs. Taylor, Lucchese, Peters and Chary or Ms. Lim earned a cash incentive bonus for 2015.

(2)	Represents the amount payable to the NEO under the Company’s annual cash incentive plan at the threshold level.
(3)	Represents the maximum amount payable to the NEO under the Company’s annual cash incentive plan.

(4)

Represents the total fair value of the NEOs’ restricted stock grants and stock option grants received in 2015, as calculated in accordance with FASB ASC Topic 718 Stock Compensation. For a discussion of the assumptions made in the valuation, please see the notes to the financial statements in our Annual Report on Form 10‑K for the years ended December 31, 2015, 2014 and 2013.

Outstanding Equity Awards

The following table sets forth certain information concerning unexercised stock options and unvested restricted stock awards under the Company’s equity incentive plans for each NEO outstanding at December 31, 2015:

	Option awards							Stock awards
	Number of	Number of		Equity incentive plan awards:				Number of		Market value of
	securities underlying unexercised	securities underlying unexercised		Number of securities underlying		Option	Option	shares or units of stock that		shares or units of stock that
Name	options exercisable	options unexercisable		unexercised unearned options		exercise price	expiration date	have not vested		have not vested

Randy L. Taylor	15,000	-		-		$4.57	12/7/2021	-		$-
	15,000	1,875	(4)	-		5.58	3/2/2022	-		-
	6,918	4,941	(4)	-		7.09	3/6/2023	-		-
	25,000	75,000	(1)	-		6.59	5/2/2024	-		-
	-	-		120,000	(2)	6.59	5/2/2024	-		-
	-	-		400,000	(5)	7.74	4/22/2022	-		-
	-	-		-		-	-	2,315	(4)	10,163
	-	-		-		-	-	33,000	(1)	144,870

Juliet A. Lim	25,000	75,000	(1)	-		6.59	5/2/2024	-		-
	-	-		120,000	(2)	6.59	5/2/2024	-		-
	-	-		400,000	(5)	7.74	4/22/2022	-		-
	-	-		-		-	-	36,000	(1)	158,040

David Lucchese	100,000	-		-		8.68	4/30/2020	-		-
	62,500	-		-		3.41	3/1/2021	-		-
	93,750	6,250	(4)	-		5.58	3/2/2022	-		-
	26,398	12,000	(4)	-		7.09	3/6/2023	-		-
	25,000	75,000	(1)	-		6.59	5/2/2024	-		-
	-	-		120,000	(2)	6.59	5/2/2024	-		-
	-	-		400,000	(5)	7.74	4/22/2022	-		-
	-	-		-		-	-	5,620	(4)	24,672
	-	-		-		-	-	37,500	(1)	164,625

Edward A. Peters	75,000	225,000	(1)	-		7.61	12/4/2024	-		-
	-	-		200,000	(5)	7.74	4/22/2022	-		-

Ram Chary*	479,166	520,834	(1)	-		8.92	1/27/2024	-		-
	-	-		1,000,000	(2)	8.92	1/27/2024	-		-
	-	-		250,000	(3)	6.59	5/2/2024	-		-
	-	-		250,000	(3)	6.59	5/2/2024	-		-
	-	-		1,500,000	(5)	7.74	4/22/2022	-		-
	-	-		-		-	-	150,000	(1)	658,500

*The employment of Mr. Chary was terminated in February 2016.

(1)

These equity awards vest over four years from the date of grant, with 25% of the shares underlying the option subject to vesting on the first anniversary of the date of grant and the remainder vesting annually for the succeeding three anniversary dates thereafter.

(2)

These equity awards vest if our average stock price in any period of 30 consecutive trading days meets certain target prices during a four-year period that commenced on the date of grant for these options. If these target prices are not met during such four-year period, the unvested shares underlying the options will terminate, except if there is a change in control of the Company as defined in the 2005 Plan, in which case, the unvested shares underlying such options shall become fully vested on the effective date of such change in control.

(3)

Our cliff vesting time‑based stock options granted under the 2005 Plan will vest based on the requisite service periods with a portion to vest after five years and another portion to vest after six years.

(4)

These equity awards vest over four years from the date of grant, with 25% of the shares underlying the option subject to vesting on the first anniversary of the date of grant and the remainder vesting monthly for the succeeding 36 months thereafter.

(5)

These equity awards vest if our average stock price in any period of 30 consecutive trading days meets certain target prices during a four-year period that commenced on the date of grant for these options. If these target prices are not met during such four-year period, the unvested shares underlying the options will terminate, except upon the termination of service without cause within ten days prior to, or within eighteen months after a change in control of the Company as defined in the 2014 Plan, in which case, the unvested shares underlying such options shall become fully vested on the effective date of such change in control.

Option Exercises and Stock Vested

The following table sets forth certain information concerning the exercise of stock options, and the vesting of restricted stock, for each NEO during the fiscal year ended December 31, 2015:

	Option Awards		Stock Awards
	Number of shares		Number of shares
	acquired on	Value realized	acquired on	Value realized
Name	exercise	on exercise(1)	vesting	on vesting(2)

Randy L. Taylor	-	$-	12,851	$62,962
David Lucchese	-	-	16,996	86,387
Juliet A. Lim	-	-	12,000	56,160
Edward A. Peters	-	-	-	-
Ram Chary	-	-	50,000	234,000

*The employment of Mr. Chary was terminated in February 2016.

(1)

The value realized on exercise equals (i) the closing price of our Common Stock on the date of exercise minus the exercise price of options exercised, multiplied by (ii) the number of shares that were exercised.

(2)	The value realized on vesting equals (i) the closing price of our Common Stock on the vesting date, multiplied by (ii) the number of shares that vested.

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Company is a party to employment agreements with Messrs. Taylor, Lucchese and Peters and Ms. Lim, each of which provide that, in the event of the termination of the executive’s employment by the Company without cause or by the executive for good reason (as such terms are defined in the respective employment agreements), the executive is entitled to twelve months salary continuation plus one times the then target amount of the executive’s discretionary bonus payable over twelve months, plus twelve months of continued group health insurance for the executive and the executive’s eligible dependents, and full vesting of all unvested time-based equity awards. In addition, the agreements provide that all unvested equity awards vest upon a change in control of the Company (as such term is defined in the 2014 Plan), other than with respect to unvested equity awards granted in 2015, which include a double trigger change of control and vest only if the employment of the NEO is terminated by the Company without cause, or by the executive for good reason, within a specified period following a change of control.

The Company is also party to an employment agreement with Mr. Rumbolz, which provides that in the event of termination of his employment by the Company without cause or by him for good reason (as such terms are defined in his employment agreement), Mr. Rumbolz is entitled to all base salary due and owing and all other accrued but unpaid benefits through the date of termination. The employment agreements contain restrictive covenants not to compete with our Company or solicit our employees for a period of two years immediately following termination of employment, subject to certain exceptions, as well as confidentiality and preservation of intellectual property obligations.

The Company is also party to an employment agreement with Mr. Chary, our former Chief Executive Officer, who was terminated by the Company on February 13, 2016. If the employment agreement for Mr. Chary is found to be binding and controlling, and if Mr. Chary was terminated by the Company without cause (as such term is defined in his employment agreement), then he would be entitled to a lump sum payment equal to twenty four months’ salary plus two times the then target amount of his discretionary bonus, plus eighteen months of continued group health insurance for him and his eligible dependents and to the vesting in full of all unvested equity awards initially granted in connection with his employment agreement in January 2014. The Company intends to assert affirmative defenses to Mr. Chary’s demand for the payment of severance benefits and is evaluating the availability of counterclaims against Mr. Chary.

The following table sets forth the estimated payments and benefits to the NEOs based upon: (i) a hypothetical termination without cause or for good reason of each such executive’s employment on December 31, 2015 that is not in connection with a change in control of us; (ii) a hypothetical change in control of us on December 31, 2015; and (iii) a hypothetical termination without cause or for good reason of each executive’s employment on December 31, 2015 in connection with a change in control of us:

	Termination without Cause or For Good Reason				Change in Control	Termination without Cause following Change in Control
Name	Cash Payment(1)	Benefits(2)	Acceleration of Stock and Options(3)	Total	Acceleration of Stock and Options(3)	Cash Payment(1)	Benefits(2)	Acceleration of Stock and Options(3)	Total

Randy L. Taylor	$600,000	$15,983	$—	$615,983	$155,033	$600,000	$15,983	$155,033	$771,016
Juliet A. Lim	600,000	15,983	—	615,983	158,040	600,000	15,983	158,040	774,023
David Lucchese	637,500	15,983	—	653,483	189,297	637,500	15,983	189,297	842,780
Edward A. Peters	600,000	15,153	—	615,153	—	600,000	15,153	—	615,153
Ram Chary*	3,200,000	23,975	—	3,223,975	658,500	3,200,000	23,975	658,500	3,882,475

*Does not reflect Mr. Chary’s actual triggering event in connection with his termination in February 2016.

(1)	Assumes a termination date of December 31, 2015, and is based on the executive’s salary and target bonus in effect at such date.
(2)	Estimated value of continued coverage under group health insurance plans through the end of the applicable severance period.
(3)

The value attributable to the hypothetical acceleration of the vesting of any restricted stock awards held by a NEO is determined by multiplying the number of unvested shares of restricted stock accelerated by $4.39 (the closing price of our

Common Stock on December 31, 2015). The value attributable to the hypothetical acceleration of the vesting of any stock option awards held by a NEO is determined by multiplying (i) the difference, if greater than zero, between the exercise price of the applicable stock option award and the closing price of our Common Stock on December 31, 2015 of $4.39 by (ii) the number of unvested shares underlying the applicable stock option. The equity awards held by the NEO that are subject to possible acceleration are described as unexercisable or not vested in the table entitled “Outstanding Equity Awards at December 31, 2015.”

Pension Benefits and Nonqualified Deferred Compensation

We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executives, other than the retirement benefits generally available to employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to the beneficial ownership as of March 15, 2016 (except as otherwise noted in the footnotes to the table) by: (i) all persons who are beneficial owners of 5% or more of our Common Stock; (ii) each director and nominee; (iii) each of our NEOs; and (iv) all current directors and executive officers as a group.

There were 66,335,689 shares of our Common Stock issued and outstanding as of the close of business on March 15, 2016. The amounts and percentages of our Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest. Unless otherwise noted the address of each beneficial owner in the table is 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113.

	Shares Beneficially Owned
Name	Number	Percentage(1)

Principal stockholders
Mast Capital Management, LLC(2)	9,863,110	14.9%
Eagle Asset Management, Inc.(3)	5,545,038	8.4%
FMR, LLC(4)	5,297,760	8.0%
BlackRock, Inc.(5)	4,934,582	7.4%
Directors and named executive officers(6)
Ram Chary † (7)	2,301,815	3.4%
E. Miles Kilburn(8)	606,960	*
Geoff Judge(9)	467,549	*
David Lucchese(10)	425,588	*
Fred Enlow(11)	416,974	*
Michael D. Rumbolz(12)	410,118	*
Randy L. Taylor(13)	153,021	*
Ronald Congemi(14)	132,666	*
Juliet A. Lim(15)	113,826	*
Edward A. Peters(16)	81,000	*
Eileen Raney (17)	13,000	*

Directors and current named executive officers as a group (10 persons) (18)	2,820,702	4.1%

†The employment of Mr. Chary was terminated in February 2016.

*Represents beneficial ownership of less than 1%.

(1)

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the numerator and denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

(2)

As reported on Schedule 13G/A, filed on February 17, 2016, for shares held by MAST Capital Management, LLC on its own behalf and on behalf of its principal, Mr. David J. Steinberg. The address for MAST Capital Management LLC is 200 Clarendon Street, 51st Floor, Boston, Massachusetts 02116.

(3)

As reported on Schedule 13G, filed on January 25, 2016, for shares held by Eagle Asset Management, Inc. on its own behalf. The address for Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716.

(4)

As reported on Schedule 13G, filed on February 12, 2016, for shares held by FMR, LLC on its own behalf and on behalf of its Director, Vice Chairman, Chief Executive Officer and President, Ms. Abigail P. Johnson. The address for FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)

As reported on Schedule 13G/A, filed on January 26, 2016, for shares held by BlackRock, Inc. on its own behalf and on behalf of the following subsidiaries: (a) BlackRock Advisors, LLC, (b) BlackRock Investment Management Canada Limited, (c) BlackRock Asset Management Ireland Limited, (d) BlackRock Asset Management Schweiz AG, (e) BlackRock Fund Advisors, (f) BlackRock Institutional Trust Company, N.A., (e) BlackRock International Limited, (f) BlackRock Investment Management (Australia) Limited, (g) BlackRock Investment Management (UK) Ltd., (h) Blackrock Investment Management, LLC, and (i) BlackRock Japan Co., Ltd. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)	Includes shares owned and shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.
(7)	Consists of 301,815 shares owned by Mr. Chary and 2,000,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Chary.
(8)	Consists of 157,645 shares owned by Mr. Kilburn and 449,315 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Kilburn.
(9)	Consists of 59,672 shares owned by Mr. Judge and 407,877 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Judge.
(10)	Consists of 82,690 shares owned by Mr. Lucchese and 342,898 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Lucchese.
(11)	Consists of 54,097 shares owned by Mr. Enlow and 362,877 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Enlow.
(12)	Consists of 19,097 shares owned by Mr. Rumbolz and 391,017 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Rumbolz.
(13)	Consists of 62,581 shares owned by Mr. Taylor and 90,440 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Taylor.
(14)	Consists of 16,000 shares owned by Mr. Congemi and 116,666 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Congemi.
(15)	Consists of 63,826 shares owned by Ms. Lim and 50,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Ms. Lim.
(16)	Consists of 6,000 shares owned by Mr. Peters and 75,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Peters.
(17)	Consists of 13,000 shares owned by Ms. Raney, who was appointed to the Board on February 25, 2016.
(18)	Excludes the count of person for, and number of shares owned by, Mr. Chary as he is not serving as an employee or director as of the date of this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 with respect to shares of our Common Stock that may be issued under the Company’s equity compensation plans:

			Weighted average
	Number of securities		exercise price of	Number of securities
	to be issued upon		outstanding	remaining active for
	exercise of outstanding		options,	future issuance under equity
Plan category	options, warrants and rights		warrants and rights	compensation plans

Equity compensation plans approved by stockholders(1)	16,962,955		$7.43	2,919,000	(2)
Equity compensation plans not approved by stockholders(3)	477,321	(4)	$6.43	3,640,596	(5)
Total	17,440,276			6,559,596

(1)	Represents shares of our Common Stock issuable upon exercise of options outstanding under the Company’s 2005 Plan and 2014 Plan.
(2)	Consists of shares of our Common Stock reserved for future issuance under the 2014 Plan. No further grants or awards may be made under the 2005 Plan.
(3)

In connection with its acquisition of Everi Games Holding (formerly known as Multimedia Games Holding Company, Inc.) in December 2014, the Company assumed awards in accordance with applicable NYSE listing standards under the Everi Games Holding 2012 Equity Incentive Plan (the “2012 Plan”), which has not been approved by the Company’s stockholders, but which was approved by the Everi Games Holding’s stockholders.

(4)	Consists of shares of our Common Stock subject to outstanding options assumed in connection with the acquisition of Everi Games Holding.
(5)

Represents shares of our Common Stock reserved for issuance under the 2014 Plan as a result of the assumption of the number of shares remaining available for grant under the Everi Games Holding 2012 Plan at the effective time of the acquisition. The Company elected to assume the available shares reserved for use under the Everi Games Holding 2012 Plan to grant awards following the acquisition to former employees of Everi Games Holding and its subsidiaries and others who were not employees, directors or consultants of the Company or its subsidiaries prior to the acquisition.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of BDO USA, LLP

The Board has appointed BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2016.

Our Board and Audit Committee engaged BDO USA, LLP, effective March 18, 2015, as our independent registered public accounting firm, beginning with the audit for the year ending December 31, 2015, including the 2015 quarterly reviews.

Deloitte & Touche LLP previously was engaged to audit our consolidated financial statements for the year ended December 31, 2014 and 2013 and was dismissed as our independent registered public accounting firm on March 18, 2015. Deloitte & Touche LLP’s audit reports on the Company’s financial statements for the years ended December 31, 2014 and 2013 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2014 and 2013, and through March 18, 2015, we had no disagreements with Deloitte & Touche LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on our consolidated financial statements for the relevant year; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2014 and 2013, and through March 18, 2015, neither we, nor anyone on our behalf, consulted with Deloitte & Touche LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by Deloitte & Touche LLP to us that Deloitte & Touche LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Although the Company is not required to seek stockholder approval of its selection of an independent registered public accounting firm, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Board will investigate the reasons for stockholder rejection and will reconsider its selection of its independent registered public accounting firm. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment of BDO USA, LLP for fiscal 2016 will stand, unless the Audit Committee finds other good reason for making a change. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Proxies solicited by our Board will, unless otherwise directed, be voted to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Attendance at Annual Meeting

A representative of BDO USA, LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement, if he or she so desires, although we do not expect him or her to do so, and will be available to respond to appropriate questions from stockholders. We do not expect a representative of Deloitte & Touche LLP to attend the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2016

Audit and Non‑Audit Fees

The following table represents fees invoiced for professional audit services rendered by BDO USA, LLP, our independent registered public accounting firm for the year ended December 31, 2015, and by Deloitte & Touche, LLP, our independent registered public accounting firm for the year ended December 31, 2014, for the audit of the Company’s annual financial statements and fees invoiced for other services rendered by BDO USA, LLP and by Deloitte & Touche LLP for each respective year (amounts in thousands):

The following table presents, for the years ended December 31, 2015 and 2014, fees invoiced for professional audit services rendered by BDO USA LLP, oaaaur current independent registered public accounting firm, and Deloitte & Touche LLP, our prior independent registered public accounting firm, for the audit of the Company’s annual financial statements and fees invoiced for other services rendered by BDO USA LLP and by Deloitte & Touche LLP (amounts in thousands):

	Year Ended
	December 31,
	2015	2014
Audit fees (1)	$1,217	$1,436
Audit-related fees (2)	69	25
Tax fees (3)	-	291
All other fees(4)	-	2
Total	$1,286	$1,754

(1)	Audit fees include amounts for the following professional services:
•	audit of the Company’s annual financial statements for fiscal years 2015 and 2014;
•	attestation services, technical consultations and advisory services in connection with Section 404 of the Sarbanes‑Oxley Act of 2002;
•	reviews of the financial statements included in the Company’s Quarterly Reports on Form 10‑Q;
•	auditor transition services (consents, review of work papers and review of certain documents filed with the SEC);
•	statutory and regulatory audits, consents and other services related to SEC matters; and
•	professional services provided in connection with other statutory and regulatory filings.

(2)	Audit-related fees include amounts for the following professional services:
•	audit of the Company’s employee benefit program;
•	evaluations of service organization controls under the Statement on Standards for Attestation Engagements (SSAE) No. 16; and
•	professional services provided in connection with proposed accounting and reporting standards.

(3)

Tax fees include amounts for planning (domestic and international), advisory and compliance services. In connection with the Company’s change in auditors to BDO USA, LLP in 2015, we no longer use our external auditor for the performance of tax services.

(4)

All other fees include the cost of financial accounting research software licenses. In connection with the Company’s change in auditors to BDO USA, LLP in 2015, these services are not provided by our principal accountant.

In making its recommendation to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, the Audit Committee has considered whether services other than audit and audit‑related services provided by BDO USA, LLP are compatible with maintaining the independence of BDO USA, LLP.

Audit Committee Pre‑Approval of Audit and Permissible Non‑Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre‑approves all audit and permissible non‑audit services provided by its independent registered public accounting firm. These services may include audit services, audit‑related services, tax services and other services. The Audit Committee has adopted a policy for the pre‑approval of services provided by its independent registered public accounting firm. Under the policy, pre‑approval is generally provided for up to one year and any pre‑approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre‑approve particular services on a case‑by‑case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back‑up documentation at the time of approval. The hours expended on the engagement to audit the Company’s financial statements for 2015 were not attributed to work performed by persons other than BDO USA, LLP’s full‑time, permanent employees. All of the services described in the table above were approved in conformity with the Audit Committee’s pre-approval process for independent registered public accounting firm fees.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board currently consists of Messrs. Kilburn, Enlow, Judge, and Congemi and Ms. Raney. Mr. Kilburn serves as Chair of the Audit Committee. The Board has determined that each member of the Audit Committee meets the experience requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company. The Board has also determined that each member of the Audit Committee meets the independence requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company.

The Audit Committee operates under a written charter approved by the Board. A copy of the charter is available on our website at ir.everi.com/investor-relations/everi-overview.

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee annually recommends to the Board the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal controls over financial reporting of the Company and meets with such personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal controls over financial reporting, the Company’s consolidated financial statements in the Company’s Annual Report on Form 10‑K and other related matters.

The Audit Committee has reviewed and discussed with management the consolidated financial statements for fiscal year 2015 audited by BDO USA, LLP, the Company’s independent registered public accounting firm for its fiscal year ended December 31, 2015, and management’s assessment of internal controls over financial reporting. The Audit Committee has discussed with BDO USA, LLP various matters related to the financial statements, including those matters required to be discussed under the Public Accounting Oversight Board Auditing Standard No. 16 Communication with Audit Committees. The Audit Committee has also received the written disclosures regarding auditors’ independence required by the Public Company Accounting Oversight Board Ethics and Independence rule 3526 “Communications with Audit Committees Concerning Independence”, and has discussed with BDO USA, LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2015 for filing with the SEC.

The Audit Committee and the Board also has recommended, subject to stockholder ratification, the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Members of the Audit Committee:

E. Miles Kilburn (Chair) Fred C. Enlow Geoff Judge Ronald Congemi Eileen F. Raney Michael Rumbolz (member until February 13, 2016)

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTING

The Company has been notified that John Chevedden and/or his designee (the “Proponent”), 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, as proxy for Kenneth Steiner, the beneficial owner of shares of Common Stock having a market value in excess of $2,000, intends to present the following proposal for consideration at the Annual Meeting. The Proponent’s resolution and supporting statement are quoted verbatim below. We are not responsible for the content or accuracy of the Proponent’s proposal or supporting statement.

Proposal 4 – Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements, the target of this proposal, have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners, but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner.

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our corporate governance.

Please vote to enhance shareholder value:

Simple Majority Vote — Proposal 4

Our Response — Statement in Opposition to Stockholder Proposal regarding Simple Majority Voting

The Board has carefully considered the above proposal and believes that it is not in the best interests of our stockholders. Consequently, the Board recommends a vote “AGAINST” this proposal.

Our Supermajority Vote Requirements Apply Only to a Small Number of Fundamental Corporate Governance Matters. The Board believes that the supermajority voting standards under the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Second Amended and Restated Bylaws (collectively, the “existing governance documents”) are appropriate and necessary. Under the Company’s existing governance documents, a simple majority vote requirement already applies to most matters submitted for stockholder approval. The Company’s existing governance documents require the affirmative vote of not less than 66 2/3% of the outstanding shares entitled to vote for only a small number of fundamental corporate governance matters, which are as follows: (i) an alteration, amendment or repeal of the Company’s Second Amended and Restated Bylaws; and (ii) an alteration, amendment or repeal of certain provisions in the Company’s Amended and Restated Certificate of Incorporation, as amended, related to (a) the Board structure, election of directors and vacancies on the Board, (b) the amendment of the Company’s Second Amended and Restated Bylaws, (c) the requirement that action by stockholders be taken at a duly called meeting, (d) the requirement for advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any stockholder meeting, (e) the requirements for calling a special meeting of the stockholders, (f) indemnification provisions for our directors, and (g) the amendment of Company’s Amended and Restated Certificate of Incorporation, as amended. The Board believes that in these limited circumstances the higher voting requirements are more representative of all the stockholders for a variety of reasons, the most relevant of which are described below.

Our Supermajority Vote Requirements Serve Important Corporate Governance Objectives. Contrary to the Proponent’s assertions, the Board believes that the requirement of a supermajority vote for a limited number of fundamental matters serves important corporate governance objectives. These include:

Ensuring Broad Stockholder Consensus for Key Actions. Delaware law permits supermajority voting requirements, and the Board believes that targeted requirements along these lines preserve and maximize long-term value for all stockholders. The Board strongly believes that fundamental changes to corporate governance should have the support of a broad consensus of the Company’s stockholders. By providing that a small number of fundamental matters require supermajority stockholder approval, this aspect of our governance structure ensures that fundamental changes may be made only with broad-based support. The Board also believes that the supermajority vote requirements protect stockholders, particularly minority stockholders, from the potentially self-interested actions of short-term investors. Without these provisions, it would be possible for a group of short-term stockholders to approve fundamental changes to corporate governance that are not in the best interests of the Company and opposed by nearly half of the Company’s stockholders.

Ensuring that Key Actions Reflect Stockholder Interests.  Our Board is subject to fiduciary duties under the law to act in a manner that it believes to be in the best interests of the Company and its stockholders. Stockholders, on the other hand, do not have the same fiduciary duties. As a result, a group of stockholders—who may be acting in their own short-term or other interests not shared by stockholders generally—may vote in a manner that is detrimental to large numbers of stockholders. Accordingly, our supermajority voting standards are necessary to safeguard the long-term interests of the Company and its stockholders.

Providing Protection Against Certain Takeovers. Our supermajority voting provisions further protect the Company’s stockholders by encouraging persons or firms making unsolicited takeover proposals to negotiate directly with the Board. The Company believes that its independent Board is in the best position to evaluate proposed offers, to consider alternatives and to protect stockholders against abusive tactics during a takeover process, and as appropriate, to negotiate the best possible return for all stockholders. Elimination of these supermajority provisions would make it more difficult for the Company’s independent, stockholder-elected Board to preserve and maximize value for all stockholders in the event of an unsolicited takeover bid.

Corporate Governance Practices. The Company’s Nominating and Corporate Governance Committee regularly considers and evaluates corporate governance developments and recommends appropriate changes to the Board. As recently as February 2016, the Company’s Nominating and Corporate Governance Committee adopted the Clawback Policy, the Equity Ownership Policy for its officers and directors, and a revised Code of Business Conduct, Standards and Ethics. As discussed in this Proxy Statement, the Board operates under corporate governance principles and practices that are designed to maximize long-term stockholder value, align the interests of the Board and management with those of our stockholders, and promote high ethical conduct among our directors and employees. Additionally, the Company’s governance policies and practices fully comply with all corporate governance standards of the NYSE and the SEC. The Board believes that implementation of this proposal would adversely impact the Company’s carefully considered corporate governance practices and, therefore, is not needed or advisable, or in the best interests of the Company and its stockholders.

Stockholder Outreach. The Board represents the interests of all stockholders in its effort to enhance stockholder value. We are committed to fostering an open dialog with all of our stockholders and, toward that end, the Company’s Compensation Committee and management conducted stockholder outreach by contacting the majority of our top 20 shareholders, representing approximately 68.5% of our shareholders at the time, which resulted in extensive and meaningful dialogue with the holders of approximately 42.5% of our outstanding shares of Common Stock. The feedback received in these discussions, which is discussed in the “Compensation Discussion and Analysis” section above, is incorporated into our consideration of corporate strategy and the shared interests of all stockholders. Simple majority voting was not raised as an area of concern by any of our stockholders in these discussions.

Effect of Proposal. It is important to note that stockholder approval of this proposal would not in itself remove the supermajority vote standards. Under the existing governance documents, to change the supermajority standards the Board must first authorize amendments to the Company’s existing governance documents. Stockholders would then have to approve each of those amendments with an affirmative vote of not less than 66 2/3% of the outstanding shares entitled to vote generally.

Board Recommendation. After careful consideration of this proposal, the Board has determined that retention of the supermajority voting requirements remains in the best interests of the Company and its stockholders. The Board believes that the substantial benefits of the Company’s supermajority voting requirements do not come at the expense of prudent corporate governance. To the contrary, the voting requirements serve to protect the interests of all stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTING.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and any persons who directly or indirectly hold more than 10% of our Common Stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received and written representations from certain Reporting Persons that no such forms were required, the Company believes that during fiscal 2015, all Reporting Persons complied with the applicable filing requirements on a timely basis, except that (i) Ronald Congemi, a director, filed a late Form 4 on April 28, 2015 with respect to an option grant to purchase shares of the Company’s Common Stock, and on September 2, 2015, with respect to a purchase of shares of the Company’s Common Stock, (ii) David Lucchese, an executive officer, filed a late Form 4 on April 28, 2015 with respect to an option grant to purchase shares of the Company’s Common Stock, (iii) Juliet A. Lim, an executive officer, filed a late Form 4 on April 28, 2015 with respect to an option grant to purchase shares of the Company’s Common Stock, (iv) Randy L. Taylor, an executive officer, filed a late Form 4 on April 28, 2015 with respect to an option grant to purchase shares of the Company’s Common Stock, (v) Edward A. Peters, an executive officer, filed a late Form 4 on April 28, 2015 with respect to an option grant to purchase shares of the Company’s Common Stock, (vi) Ram Chary, former President and Chief Executive Offer and former director, filed a late Form 4 on April 28, 2015 with respect to an option grant to purchase shares of the Company’s Common Stock, (vii) Geoffrey P. Judge, a director, filed a late Form 4 on April 28, 2015 with respect to an option grant to purchase shares of the Company’s Common Stock, (viii) Fred Enlow, a director, filed a late Form 4 on April 28, 2015 with respect to an option grant to purchase shares of the Company’s Common Stock, (ix) E. Miles Kilburn, a director, filed a late Form 4 on April 28, 2015 with respect to an option grant to purchase shares of the Company’s Common Stock, (x) Michael D. Rumbolz, a director, filed a late Form 4 on April 28, 2015 with respect to an option grant to purchase shares of the Company’s Common Stock, (xi) David Lucchese, an executive officer, filed a late Form 4 on June 8, 2015 with respect to the withholding of shares of the Company’s Common Stock in connection with the payment of a tax liability, (xi) Randy L. Taylor, an executive officer, filed a late Form 4 on June 8, 2015 with respect to the withholding of shares of the Company’s Common Stock in connection with the payment of a tax liability, and (xii) Mast Capital Management, LLC (“Mast”), a beneficial owner of more than ten% of the Company’s Common Stock, filed a late Form 4 on October 7, 2015 with respect to the purchase of shares of the Company’s Common Stock.

OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the person voting the proxies.

ANNUAL REPORT ON FORM 10‑K AND ANNUAL REPORT TO STOCKHOLDERS

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, EVERI HOLDINGS INC., 7250 SOUTH TENAYA WAY, SUITE 100, LAS VEGAS, NEVADA, 89113, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE FISCAL 2015 REPORT, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,
/s/ Michael D. Rumbolz
Michael D. Rumbolz Interim President and Chief Executive Officer

Las Vegas, Nevada

April 22, 2016

APPENDIX A

RECONCILIATION OF NON-GAAP MEASURES

The following table presents a reconciliation of our non-GAAP financial measure of Adjusted EBITDA included in this Proxy Statement to the most comparable GAAP financial measure of GAAP Operating Income:

Reconciliation of
Operating Loss
to EBITDA and
Adjusted EBITDA
(in thousands)

Operating income	$(9,730)
Plus: depreciation and amortization	131,024

EBITDA	$121,294

Non-cash stock compensation expense	8,284
Goodwill impairment	75,008
Accretion of contract rights	7,614
Acquisition and other costs related
to mergers and purchase accounting adjustments	2,679
Legal settlement proceeds	(14,440)

Adjusted EBITDA	$200,439

(1)

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, goodwill and other asset impairment charges, acquisition expenses, other merger related costs and purchase accounting adjustments less a benefit from one-time legal settlement proceeds.

We present Adjusted EBITDA as we use this information to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility, senior secured notes and senior unsecured notes require us to comply with a consolidated secured leverage ratio that include performance metrics substantially similar to Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, Adjusted EBITDA should not be considered in isolation or as a substitute for, and should be read in conjunction with, our operating income data prepared in accordance with GAAP.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Broadridge Corporate Issuer Solutions C/O Everi Holdings Inc. PO Box 1342 Brentwood, NY 11717 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Geoff Judge 02 Michael D. Rumbolz 03 Ronald Congemi The Board of Directors recommends you vote FOR proposals 2 and 3. 2To approve, on an advisory (non-binding) basis, the compensation of the Company's named executive officers as disclosed in the accompanying proxy statement. 3To ratify the appointment of BDO USA, LLP. as the Company's registered public accounting firm for the fiscal year ending December 31, 2016. For 0 0 For 0 Against 0 0 Against 0 Abstain 0 0 Abstain 0 The Board of Directors recommends you vote AGAINST the following proposal: 4The non-binding stockholder proposal to eliminate super majority stockholder vote provisions. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000290204_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement, Combined Document is/are available at www.proxyvote.com EVERI HOLDINGS INC. Annual Meeting of Stockholders May 23, 2016 9:00 AM This proxy is solicited by the Board of Directors The undersigned holder of Common Stock, par value $.001, of Everi Holdings Inc. (the "Company") hereby appoints Michael Rumbolz and Julie Lim, each as proxy for the undersigned, with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the 2016 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 23, 2016 at 9:00 a.m., Pacific Time, at the headquarters of Everi Holdings Inc., at 7250 S. Tenaya Way, Suite 100, Las Vegas, NV 89113, and at any adjournments or postponements thereof. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters. This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS AND IN THE DISCRETION OF THE PROXY AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. Continued and to be signed on reverse side 0000290204_2 R1.0.1.25